Exhibit 99.2

OMX AB

Report of Independent Auditor

To the Shareholders in OMX AB

We have audited the accompanying consolidated balance sheets of OMX AB and its subsidiaries as of December 31, 2006 and December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OMX AB and its subsidiaries at December 31 2006 and December 31, 2005 and the results of their operations and their cash flows for each of the two years ended December 31, 2006 and December 31, 2005, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in the Accounting Principles to the consolidated financial statements, with effect from January 1, 2005, the Company prospectively adopted IAS 39, “Financial Instruments” and in 2006, the company adopted prospectively IAS 39 amendment “Cashflow hedge accounting of Forecast Intra group Transactions”.

August 6, 2007

PricewaterhouseCoopers AB

Stockholm Sweden

OMX AB

CONSOLIDATED INCOME STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(in millions of SEK)	Note	2006	2005
Continuing operations(1)
Revenues	2, 3
Net sales		3,313	2,969
Own work capitalized		68	125
Other revenues		105	—

Total revenues, etc		3,486	3,094

Expenses
Premises expenses	12	(204)	(189)
Marketing expenses		(63)	(40)
Consultancy expenses	6	(310)	(253)
Operations and maintenance, IT	12	(239)	(225)
Other external expenses	6	(167)	(201)
Personnel expenses	7	(1,083)	(1,049)
Depreciation, amortization and impairment	13,14	(216)	(225)

Total expenses		(2,282)	(2,182)

Participation in earnings of associated companies	10	46	15
Operating income	3	1,250	927
Financial items	9
Financial revenues		48	48
Financial expenses		(101)	(112)

Total financial items		(53)	(64)

Income/loss after financial items		1,197	863
Tax for the year	11	(240)	(303)

Net profit/loss for the period, continuing operations		957	560

Discontinuing operations (1)
Net profit/loss for the period, discontinuing operations		(46)	(17)

Net profit/loss for the period		911	543

of which, attributable to shareholders of OMX AB		907	538
of which, attributable to minority interests		4	5
Average number of shares, millions		118.671	118.108
Number of shares, millions		120.640	118.474
Average number of shares after dilution, millions		118.886	118.394
Number of shares after dilution, millions		120.640	118.760
Continuing operations
Earnings per share, SEK(2)	32	8.03	4.70
Earnings per share after dilution, SEK(2)	32	8.03	4.70
Discontinuing operations
Earnings per share, SEK(2)	32	(0.39)	(0.14)
Earnings per share after dilution, SEK(2)	32	(0.39)	(0.14)
OMX Total
Earnings per share, SEK(2)	32	7.64	4.56
Earnings per share after dilution, SEK(2)	32	7.64	4.56
Dividend per share, SEK		6.50	6.50

1)

The income statements for discontinuing operations has been adjusted compared with the 2006 and 2005 Annual reports as a result of organizational changes which led to certain parts of the business being retained.

2)	Earnings per share are calculated on the basis of the weighted average number of shares during the year. The amount is based on OMX AB shareholders’ portion of net profit/loss for the period.

CONSOLIDATED BALANCE SHEET

(SEK m)	Note	December 31, 2006	December 31, 2005
ASSETS

Fixed assets

Intangible assets	13
Goodwill		3,140	2,925
Capitalized expenditure for R&D		523	409
Other intangible assets		687	498
Tangible fixed assets	14
Equipment		321	355
Financial fixed assets	28
Participations in associated companies	10	186	623
Other investments held as fixed assets	15	363	56
Deferred tax assets	11	125	237
Receivables from associated companies	8	6	15
Other long-term receivables	16, 27	40	163
Total fixed assets		5,391	5,281

Current assets

Short-term receivables	28
Accounts receivable-trade	18, 27	425	367
Market value, outstanding derivative positions	17	4,401	2,312
Receivables from associated companies	8	1	39
Tax receivables	11, 27	6	37
Other receivables	19, 27	888	684
Prepaid expenses and accrued income	20, 27	418	587
Financial assets available for sale	21, 28	519	328
Cash equivalents	33, 28	409	915
Assets held for sale1)	4, 27	70	62
Total current assets		7,137	5,331
TOTAL ASSETS		12,528	10,612

1)	Assets held for sale has been adjusted compared with the 2006 and 2005 Annual Reports as a result of organizational changes which led to certain parts of the discontinuing operations being retained.

(SEK m)	Note	December 31, 2006	December 31, 2005
SHAREHOLDERS’ EQUITY AND LIABILITIES

Shareholders’ equity	22
Share capital (120,640,467 shares, ratio value SEK 2)		241	237
Other capital contributions		3,536	3,271
Reserves		-103	100
Profit brought forward		923	1,127
Equity attributable to shareholders in Parent Company		4,597	4,735
Minority interest		17	14
Total shareholders’ equity		4,614	4,749

Long-term liabilities	28
Interest-bearing long-term liabilities	23	1,360	1,409
Deferred tax liability	11	39	26
Other long-term liabilities	23,27	123	19
Provisions	24,27	121	154
Total long-term liabilities		1,643	1,608

Short-term liabilities	28
Liabilities to credit institutions	27	398	498
Accounts payable – trade	27	109	137
Tax liabilities	11,27	30	20
Market value, outstanding derivative positions	17	4,401	2,312
Other liabilities	25,27	836	701
Accrued expenses and deferred income	26,27	473	546
Provisions	24,27	24	41
Total short-term liabilities		6,271	4,255
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		12,528	10,612

For information on the Group’s pledged assets and contingent liabilities, see Notes 29, 30 and 31.

CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY, SEE NOTE 22

		Attributable to shareholders in the Parent Company
(SEK m)	Note	Share capital	Other capital contributions	Reserves	Profit/loss brought forward	Minority interest	Total shareholders equity
OPENING BALANCE, JANUARY 1, 2005		231	3,045	-37	590	30	3,859

New share issue, net after transaction costs of SEK 0		6	226				232
Minority interest						-23	-23
Translation differences				125			125
Financial assets available for sale;
Revaluations reported directly against shareholders’ equity				20			20
Tax attributable to items reported directly against shareholders’ equity	11			-8			-8
Change in associated companies’ shareholders’ equity					-6		-6
Profit for 2005					543	7	550
OPENING BALANCE, JANUARY 1, 2006		237	3,271	100	1,127	14	4,749

New share issue, net after transaction costs of SEK 0		4	265				269
Minority interest						-1	-1
Dividend to shareholders					-1,120		-1,120
Equity swap for Share Match Program					-8		-8
Share Match Program					2		2
Cash-flow hedging
Gain/loss attributable to shareholders’ equity				-9			-9
Carried forward/transferred to income				-9			-9
Exchange-rate differences
Hedging of shareholders’ equity				25			25
Translation differences				-198			-198
Financial assets available for sale
Carried forward/transferred to income				-12			-12
Change in associated companies’ shareholders’ equity					15		15
Profit for 2006					907	4	911
CLOSING BALANCE, DECEMBER 31, 2006		241	3,536	-103	923	17	4,614

OMX AB

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(in millions of SEK)	Note	Year Ended December 31,
		2006	2005
Operating activities
Continuing operations
Net profit/loss for the period		957	560
Adjustments for items not included in cash flow
Depreciation/amortization	13,14	208	215
Impairment	13,14	8	10
Utilization of provisions	24	(41)	(144)
Participations in earnings of associated companies	10	(46)	(14)
Capital gain		(109)	—
Financial items		(2)	8
Income tax paid		158	190
Other adjustments		(93)	(1)

Total cash flow from operating activities before changes in working capital		1,040	824

Changes in working capital
Operating receivables		154	37
Operating liabilities		(158)	(418)

Total changes in working capital		(4)	(381)

Cash flow from operating activities, continuing operations		1,036	443

Discontinuing operations
Net cash flow from operating activities, discontinuing operations		(4)	37

Cash flow from operating activities, total		1,032	480

Investing activities
Continuing operations
Investments in intangible assets	13	(379)	(287)
Sale of intangible assets	13	4	—
Investments in tangible assets	14	(67)	(71)
Sale of tangible assets	14	9	—
Cash flow from associated companies	10	34	(13)
Acquisitions of subsidiaries	5	(19)	(905)
Sale of subsidiaries		—	—
Sale of associated companies	10	575	—
Sale of operations in OMX companies		—	29
Increase/decrease in other shares and participations		(304)	—
Decrease/increase in long-term receivables	16	60	(11)
Increase/decrease in long-term liabilities	23	14	(20)
Decrease/increase in short-term investments of more than three months		206	(25)

Cash flow from investing activities, continuing operations		133	(1,303)

Discontinuing operations
Net cash flow from investing activities, discontinuing operations		-21	-71
Cash flow from investing activities, total		112	(1,374)
Financing activities
Continuing operations
Dividend		(1,120)	—
New share issue		13	—
Change in financial receivables		70	76
Loans raised		—	553
Amortization of loans		(157)	—
Change in current trading account		(1)	(5)

Cash flow from financing activities, continuing operations		(1,195)	624

Discontinuing operations
Net cash flow from financing activities, discontinuing operations		(42)	74
Cash flow from investing activities, total		(1,237)	698

Cash equivalents		(93)	(196)
Cash equivalents – opening balance		519	672
Exchange-rate difference in cash equivalents		(17)	43

Cash equivalents – closing balance		409	519

ACCOUNTING PRINCIPLES

OMX AB (publ), Corporate Registration Number, 556243-8001 is a limited liability company registered in Sweden. The Parent Company has its registered office in Stockholm and is listed on the Stockholm Stock Exchange, the Copenhagen Stock Exchange, the Helsinki Stock Exchange and the Iceland Stock Exchange. OMX pertains to the OMX Group, comprising OMX AB and subsidiaries.

The consolidated accounts were approved for publication by the Board on February 15, 2007 and will be presented to the Annual General Meeting on April 12, 2007 for approval. Amounts are in SEK millions (SEK m) unless otherwise stated. Amounts in parentheses indicate values for 2005.

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The most central accounting principles applied in the preparation of the consolidated accounts are described below. These principles have been applied consistently for all of the years presented unless otherwise stated.

The following standards and statements came into effect in 2006

•	IAS 19 Amendment – Actuarial Gains and Losses, Group Plans and Disclosures (January 1, 2006)

•	IAS 21 Amendment – Net investment in Foreign Operation (January 1, 2006)

•	IAS 39 Amendment – Cash Flow Hedge Accounting of Forecast Intragroup Transactions (January 1, 2006)

•	IAS 39 Amendment – The Fair Value Option (January 1, 2006)

•	IAS 39 and IFRS 4 Amendment Financial Guarantee Contracts (January 1, 2006)

•	IFRS 1 First-time Adoption of IFRS, IFRS4 and IFRS 6 Amendment (before January 1, 2006)

•	IFRS 6 Exploration for and Evaluation of Mineral Resources (January 1, 2006)

•	IFRIC 4 Determining whether an Arrangement contains a Lease (January 1, 2006)

•	IFRIC 5 Rights to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds (January 1, 2006)

•	IFRIC 6 Liabilities arising from Participating in a Specific Market: Waste Electrical and Electronic Equipment (December 1, 2005).

The new/amended IFRSs that came into effect from January 1, 2006 impact the OMX Group’s income statement, balance sheet, cash-flow statement and shareholders’ equity only as regards cash-flow hedging (IAS 39 Amendment—Cash flow Hedge Accounting of Forecast Intragroup Transactions). From January 1, 2006, OMX applies hedge accounting of hedging of internally forecast flows in foreign currency. Income from cash-flow hedges are reported against shareholders’ equity.

Regarding IFRIC 4, the Group has a number of large outsourcing contracts in which it assumes responsibility for operations for its customers. In management’s opinion, these contracts do not contain a leasing component since the OMX fixed assets involved are not utilized exclusively by one single customer.

COMPLIANCE WITH STANDARDS AND LEGISLATION

The consolidated accounts have been prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting principles Standards Board (IASB) and the interpretations issued by International Financial Reporting Interpretations Committee (IFRIC). In addition, the consolidated accounts also include certain additional information provided in accordance with the Swedish Financial Accounting Standards Council’s standard RR 30, Supplementary Accounting Regulations for Groups.

BASIS FOR THE PREPARATION OF THE REPORTS

The Group’s functional currency is SEK, which is also the reporting currency for the Group. This means that the financial statements are presented in SEK. Unless otherwise indicated, all amounts are rounded off to the nearest thousand. Assets and liabilities are stated at their historical cost, except for certain financial assets and liabilities that are stated at fair value. Financial assets and liabilities stated at fair value comprise derivative instruments, financial assets classed as financial assets stated at fair value in the income statement or as financial assets available for sale.

Fixed assets and disposal groups held for sale are stated at the lower of their previous carrying amount or their fair value after deductions for sales costs.

Preparing financial statements in accordance with IFRS requires that management make evaluations, estimations and assumptions that affect the application of the accounting principles and the stated amounts of assets, liabilities, revenues and costs. Estimations and assumptions are based on historical experience and a number of other factors that may be considered reasonable under prevailing conditions. The results of these estimations and assumptions are then used to evaluate the carrying amounts of assets and liabilities not otherwise clear from other sources. The actual outcome may deviate from these estimations and assumptions.

Estimations and assumptions are regularly reviewed. Changes in estimations are reported in the period in which the change is made, if the change affects only that period, or in the period in which the change is made and subsequent periods if the change affects both the period concerned and subsequent periods.

Evaluations made by management in the implementation of IFRS that have a significant effect on financial statements and the estimations made that may entail material adjustments in subsequent years’ financial statements are described in greater detail in Note 1.

CONSOLIDATED ACCOUNTS

SUBSIDIARIES

Subsidiaries are all companies in which OMX has the right to devise financial and operative strategies in a manner normally associated with a shareholding amounting to more than half of voting rights. Subsidiaries are included in the consolidated accounts from the date on which the Group gains this controlling influence. Subsidiaries are excluded from the consolidated accounts from the date on which the controlling influence ceases. The purchase accounting method is used for the reporting of the Group’s acquisitions of subsidiaries. The acquisition cost of an acquisition comprises the fair value of assets transferred in payment, issued equity instruments and liabilities arising or assumed on the date of transfer, plus costs directly attributable to the acquisition. The identifiable acquired assets, assumed liabilities and contingent liabilities associated with an acquisition are initially valued at fair value on the date of acquisition, regardless of the extent of any minority interests. The surplus consisting of the difference between the acquisition cost and the fair value of the Group’s share of identifiable acquired net assets is reported as goodwill. If the acquisition cost is less than the fair value of the acquired subsidiary’s net assets, the difference is reported directly in the income statement. Inter-company transactions, balance sheet items and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated, unless the transaction is evidence of the need for impairment to be recognized in the transferred asset. The accounting principles for subsidiaries have been changed, where necessary, to guarantee the consistent application of Group principles.

ASSOCIATED COMPANIES

An associated company is an operation that is neither a subsidiary nor a joint venture, usually on the basis of holdings of between 20 and 50 percent of the voting rights, but in which OMX exercises a significant influence over its management. Associated companies are accounted for using the equity method and are initially valued at cost. The carrying amount of the Group’s holdings in associated companies includes goodwill (net after any impairment) identified on acquisition.

The Group’s share of the associated company’s earnings after tax generated following the acquisition is reported in the operating income and its share of changes in provisions following the acquisition is reported among provisions. The share of earnings is reported in operating income for cases in which the operations of the associated companies are similar to OMX’s own operations. Accumulated changes following the acquisition are reported as changes in the carrying amount of the holding. If the Group’s participations in an associated company’s losses amounts to or exceeds its holding in the associated company, including any unsecured receivables, the Group will not report further losses unless it has assumed obligations or made payments on behalf of the associated company. Any dilution gains or losses in associated companies are reported directly in shareholders’ equity.

Unrealized gains on transactions between the Group and its associated companies are eliminated in relation to the Group’s holding in the associated company. Unrealized losses are also eliminated, unless the transaction is evidence of the need for impairment to be recognized in the transferred asset. The accounting principles for associated companies have been changed, where necessary, to guarantee the consistent application of principles within the Group.

SEGMENT REPORTING

A business segment is a group of assets and operations providing products or services exposed to risks and opportunities that differ from those applicable to other business segments. Geographic segments provide products and services within an economic environment exposed to risks and opportunities that differ from those applicable to other economic environments.

From January 1, 2006, OMX has been divided into three divisions—Nordic Marketplaces, Information Services & New Markets and Market Technology. Geographically, OMX is divided into four regions: Nordic Countries, Rest of Europe, North America and Asia/Australia. The geographic grouping corresponds to regions where the company’s operations have relatively similar system solutions, rules and regulations and customer behavior. Comparative figures have been adjusted according to the new organization.

CURRENCY TRANSLATION

FUNCTIONAL CURRENCY AND REPORTING CURRENCY

Items included in the financial statements of the various units within the Group are valued in the currency used in the economic environment in which each company mainly operates (functional currency). In the consolidated accounts, SEK is used, which is the Parent Company’s functional and reporting currency.

TRANSACTIONS AND BALANCE SHEET ITEMS

Transactions in foreign currencies are translated into the functional currency according to the exchange rates applicable on the transaction date. Exchange-rate gains and losses arising through the payment of such transactions and on the translation of monetary assets and liabilities in foreign currencies at the exchange rate applicable on the closing date are reported in the income statement. The exception is where transactions represent hedges meeting the requirements for hedge accounting of cash flows or net investments where gains and losses are reported against shareholders’ equity. Translation differences for non-monetary items, such as shares classed as financial assets available for sale, are entered in the reserves in shareholders’ equity.

GROUP COMPANIES

The earnings and financial position of all Group companies (of which none uses a high-inflation currency), which use a functional currency other than the reporting currency, are translated into the Group’s reporting currency in accordance with the following:

a)	assets and liabilities for each balance sheet are translated at the closing date exchange rate,

b)	revenues and expenses for each income statement are translated at the average exchange rate, and

c)	all exchange-rate differences that arise are reported as a separate item in shareholders’ equity.

In consolidation, exchange-rate differences arising as a consequence of the translation of net investments in foreign operations, borrowing and other currency instruments identified as hedges for such investments are allocated to shareholders’ equity. In the divestment of foreign operations, such exchange-rate differences are reported in the income statement as part of the capital gain/loss. Goodwill and adjustments of fair value arising in the acquisition of foreign operations are treated as assets and liabilities associated with those operations and are translated at the closing date exchange rate.

Tangible fixed assets

Tangible fixed assets are reported at their acquisition cost with deductions for depreciation and possible impairment. The acquisition cost includes expenses directly attributable to the acquisition of the asset. Depending on which alternative is suitable, additional expenses are added to the carrying amount of the asset or are reported as a separate asset only if it is probable that future financial advantages associated with the asset will benefit the Group and if the acquisition cost of the asset can be ascertained in a reliable manner. All other forms of repairs and maintenance shall be reported as costs in the income statement during the period in which they are incurred. Straight-line depreciation is conducted over three to ten years, which is estimated to be the asset’s useful life. Assets’ residual value and useful life are tested and adjusted as necessary. An asset’s carrying amount is immediately written down to its recoverable amount if the asset’s carrying amount exceeds its estimated recoverable amount. On divestment, gains and losses are determined by comparing the sales proceeds and the carrying amount and are reported in the income statement.

Intangible fixed assets

Intangible fixed assets are reported at their acquisition cost with deductions for amortization and possible impairment. The acquisition cost includes expenses directly attributable to the acquisition of the asset. Depending on which alternative is suitable, additional expenses are added to the carrying amount of the asset or are reported as a separate asset only if it is probable that future financial advantages associated with the asset will benefit the Group and if the acquisition cost of the asset can be ascertained in a reliable manner.

GOODWILL

Goodwill comprises the amount by which the acquisition cost exceeds the identifiable fair value of the Group’s share of the net assets of the acquired subsidiary/associated company at the time of acquisition. Goodwill on the acquisition of subsidiaries is reported as an intangible asset. On the acquisition of associated companies, goodwill is included in the holding in the associated company. Goodwill is deemed to have an indeterminate useful life and is divided among cash-generating units at as detailed a level as possible and is tested annually to identify possible impairment. The Group’s goodwill values are attributable mainly to the acquisitions of the Nordic exchanges within the Nordic Marketplaces division, where each legal company represents a cash-generating unit. The carrying amount is the acquisition cost less accumulated impairment. Gains or losses on the divestment of a unit include the remaining carrying amount of the goodwill attributable to the divested unit.

OTHER INTANGIBLE FIXED ASSETS

Other intangible fixed assets are amortized on a straight-line basis over an expected useful life of three to 20 years. All other intangible fixed assets are tested annually to identify possible impairment needs.

Capitalized expenditure for research and development

All expenditures for research are charged as an expense when they arise. Expenses relating to the development of new products are treated as intangible assets when they fulfill the following criteria: it is likely that the asset will provide future financial benefit to the Group (contribute a positive cash flow), the acquisition cost can be calculated in a reliable manner, the company intends to take the asset to completion, and that the company has the technical, financial and other resources to complete development, use or sell the asset. Important documentation for the verification of such capitalization includes business plans, budgets, outcomes and external evaluations. In certain cases, capitalization is based on the company’s estimation of future outcome, such as prevailing market conditions. The acquisition cost of an internally developed intangible asset is the total of those expenses incurred from the time when the intangible asset first fulfils the criteria set out by generally accepted accounting principles (see criteria above). Internally developed intangible assets are reported at acquisition cost with deductions for accumulated impairment losses and any write-downs. Revenue from in-house work carried out during the fiscal year on company assets that have been carried forward as fixed assets is reported in the income statement under the heading “Own work capitalized.” The item relates only to capitalized personnel expenses. No reduction of personnel expenses has been made for work that relates to capitalized assets. Instead, these expenses have been met by the reported revenue. Own work capitalized has therefore no impact on income but does have a negative impact on the operating margin.

Customer contacts

Customer agreements that have been identified in conjunction with acquisitions have been valued on the basis of expected cash flow and reported as intangible assets. Reported customer agreements are entirely attributable to the acquisitions of the Copenhagen Stock Exchange (CSE) and Eignarhaldsfelagid Verdbrefathing hf (EV). Straight-line amortization is applied to these agreements over their estimated useful lives (20 years).

Brands and licenses

Brands and licenses are reported at their acquisition cost. Brands and licenses are reported at acquisition cost less accumulated amortization. Straight-line amortization is applied to distribute the cost of brands and licenses over their estimated useful lives (five to 20 years).

Software

Acquired software licenses are capitalized on the basis of the costs arising when the software concerned is acquired and brought into use. These costs are amortized over the estimated useful life (three to five years). Costs for the development or maintenance of software are expensed as they arise. Costs closely associated with the production of identifiable and unique software controlled by the Group, which generates probable financial benefit for more then a year and exceeds the costs, are reported as intangible assets. Costs closely associated with the production of software include personnel costs for software development and a reasonable portion of attributable indirect costs. Development costs for software reported as assets are amortized over their estimated useful lives.

Impairment

Assets with an indeterminable useful life are not depreciated/amortized but tested annually for impairment. Depreciated/amortized assets are assessed for a reduction in value whenever events or changes in conditions indicate that the carrying amount may not be recoverable. Impairment is recognized in the amount by which an asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less sale costs and its value in use. In assessing the need for impairment, assets are grouped at the lowest level at which separately identifiable cash flows exist (cash-generating units). On the closing date, a test is performed on other assets than financial assets and goodwill that have previously been depreciated/amortized to ascertain whether the asset should be reversed.

Financial instruments

The Group classifies its financial instruments according to the following categories:

•	financial assets stated at fair value in the income statement

•	loan receivables and accounts receivable

•	financial instruments held to maturity

•	financial assets available for sale

•	financial liabilities stated at fair value in the income statement

•	financial liabilities carried at amortized cost.

The classification depends on the purpose for which the instruments were acquired. Management determines the classification of instruments on the first occasion on which they are reported and reassesses their classification on each report occasion.

A financial asset or liability is entered in the balance sheet when the company becomes a party to the contractual conditions of the instrument. Accounts receivable are recognized in the balance sheet once the invoice has been sent. Liabilities are recognized when the corresponding party has performed its undertaking and the company is liable for payment, even if the invoice has not yet been received. Accounts payable are recognized when invoices are received.

A financial asset is derecognized in the balance sheet when the rights conveyed by the agreement are realized, when they mature or when the company loses control over them. The same applies to part of a financial asset. A financial liability is derecognized in the balance sheet when the obligations of the contract have been met or otherwise concluded. The same applies to part of a financial liability.

Acquisitions and disposals of financial assets are recognized on the date of the transaction, the date on which the Group undertakes to acquire or divest the assets, except in cases where the company acquires or divests listed securities, in which case settlement date accounting is applied.

Financial instruments are initially stated at fair value plus transaction costs, which applies to all financial assets that are not valued at fair value in the income statement.

Financial assets stated at fair value in the income statement

This category has two subordinate categories: financial assets held for trading and those initially categorized as stated at fair value in the income statement. A financial asset is classified in this category if it is primarily acquired with the purpose of being sold within a short period of time or if this classification is determined by management. Derivative instruments are also categorized as held for trading if not identified as hedges. Assets in this category are classified as current assets if held for trading or expected to be sold within 12 months from the closing date. Assets in this category are continuously reported at fair value and changes in value are reported in the income statement.

Loan receivables and accounts receivable

Loan receivables and accounts receivable are non-derivative financial assets with fixed or determinable payments that are not listed in an active market. They are characterized by the fact that they arise when the Group makes funds, goods or services available directly to a customer without intending to trade the resulting receivable. They are included among current assets with the exception of items maturing more than 12 months after the closing date, which are classified as fixed assets. Loan receivables and accounts receivable are included under the heading accounts receivable and other receivables in the balance sheet. Accounts receivable are reported at the amount expected to be received less deductions for doubtful receivables judged on an individual basis. Because accounts receivable are expected to have a short maturity period, values are reported at a nominal amount without discounting. Impairment losses on accounts receivable are reported among operating expenses. Loan receivables are stated at amortized cost applying the effective interest method.

Financial instruments held to maturity

Financial instruments that are held to maturity are non-derivative financial assets with fixed or determinable payments and with specified terms, which the Group’s management intends and has the ability to hold until maturity. Assets in this category are stated at amortized cost applying the effective interest method.

Financial assets available for sale

Financial assets available for sale are non-derivative assets that are either attributable to this category or have not been classified in any of the other categories. They are included in fixed assets if management does not intend to divest the asset within 12 months after the balance sheet date. Assets in this category are continuously valued at fair value and the change in value is reported in shareholders’ equity. Exchange-rate fluctuations in monetary securities are reported in the income statement while exchange-rate fluctuations in non-monetary securities are reported against shareholders’ equity. When instruments classified as instruments available for sale are divested or when impairment losses are to be made on the instruments, accumulated adjustments in fair value are recognized in the income statement as gains and losses from financial instruments. Interest on securities available for sale that have been calculated by applying the effective interest method are reported in the income statement under other revenue. Dividends on equity instruments available for sale are reported in the income statement under other revenue when the Group’s right to receive payment has been established.

Financial liabilities stated at fair value in the income statement

Financial liabilities valued at fair value in the income statement are derivatives with negative fair values unless identified as hedges.

Financial liabilities carried at amortized cost

Financial liabilities carried at amortized cost denotes financial liabilities other than those included in the category financial liabilities stated at fair value in the income statement.

Borrowing is included among other financial liabilities, initially at fair value, net after transaction costs. Borrowing is subsequently reported at accrued acquisition cost and any difference between the amount received (net) and the repayment amount is distributed over the term of the loan as interest expense applying the effective interest method.

Cash equivalents

Cash equivalents include cash and bank balances and other short-term investments maturing within three months from the acquisition date and that can easily be converted into cash.

Share capital

Transaction costs directly attributable to the issuing of new shares or options are reported net after tax in shareholders’ equity as a deduction from the proceeds of the new share issue. In the event that a Group company acquires shares in the Parent Company (repurchase of treasury shares), the purchase price paid, including any directly attributable transaction costs (net after tax) reduces that part of shareholders’ equity that relates to shareholders in the Parent Company until the shares have been canceled, reissued or divested. If these shares are subsequently sold or reissued, the amount received, net after directly attributable transaction costs and income tax effects, is reported in that portion of shareholders’ equity that relates to shareholders in the Parent Company.

Deferred tax

Current and deferred income tax for Swedish and foreign Group companies is reported under the heading Taxes in the income statement. The companies are liable to pay taxes according to applicable legislation in each country. National income tax is calculated on nominally entered earnings with additions for non-deductible items, deductions for non-taxable revenues and other deductions, primarily untaxed dividends from subsidiaries. In the balance sheet, deferred tax liabilities and assets are calculated and reported on the basis of temporary differences between the carrying amounts and taxable values of assets and liabilities, as well as other tax-related deductions or deficits. Deferred tax assets are reported at a value considered true and fair and only when it is likely that it will be possible to realize the underlying loss carryforwards within the foreseeable future. The reported values are reviewed at each closing date. Deferred income tax is calculated by applying the tax rates and laws that have been decided or announced on the closing date and that are expected to apply when the deferred tax asset in question is realized or when the deferred tax liability is settled. The effects of changes in applicable tax rates are recognized in income in the period in which the change becomes law. See Note 11.

EMPLOYEE BENEFITS

PENSION COMMITMENTS

According to IAS 19, pension obligations are classified as defined-contribution plans or defined-benefit plans. The defined-contribution plans are mainly accounted for at the cost (premium/contribution) incurred during the fiscal year for securing employee pension benefits. In these cases, there is no need to perform an actuarial evaluation of the pension plan from an insurance perspective and the Group’s earnings are charged for expenses in pace with the benefits being earned. Defined-benefit plans must be established according to the present value of defined-benefit obligations and the fair value of any plan assets. In that case, the “Projected Unit Credit Method” is used to calculate obligations and costs, in which consideration is also given to future salary increases. OMX has only defined-contribution pension obligations and in the event that companies with defined-benefit plans are acquired, management will determine whether there is cause and opportunity to replace the defined-benefit plan with a defined-contribution plan.

EMPLOYEE STOCK OPTION PROGRAM

OMX issued employee stock options during the years 2000, 2001 and 2002.

If the share price exceeds the redemption price when the options are redeemed, the employee is entitled to receive shares or compensation in cash for the difference between the share price and the redemption price. This is known as a “cash-settled plan.” The options were allocated free of charge, and their fair value was reported as a liability as of January 1, 2004, when the transition to IFRS 2 took place. The valuation of the liability is affected by changes in the fair value of the options and by personnel turnover, and this is reported as changes in personnel costs in the income statement. When employees leave the company, the liability is reduced by the corresponding amount of the employee’s share. In order to limit the costs for the program (including social security contributions) in the event of a price increase, limit dilution and secure the provision of shares upon exercise of these options, an agreement was signed earlier with an external party to provide OMX shares at a fixed price (share swap). As described under “Financial instruments,” above, the share swap will be stated at fair value on an ongoing basis. Changes in fair value are transferred to the income statement and reported as changes in personnel costs, and thus limit the effect of changes in the fair value of the employee stock options as described above. The financing costs for the share swap are reported as a financial expense. For OMX employees in countries where social security contributions are payable for share-based benefits, the social security contributions are expensed on an ongoing basis for the benefit of the employee. The benefit consists of the fair value of the options as described above.

SHARE MATCH PROGRAM

A Share Match Program was introduced in 2006. The Share Match Program is a long-term program for approximately 30 senior executives and key individuals in OMX and runs over a period of three years.

The Share Match Program is a program regulated/settled on the basis of shareholders’ equity. Payroll costs for the Share Match Program are reported during the vesting period for matching shares based on the fair value of the shares on allotment date. The fair value is based on the share price when the investment is made, adjusted to ensure that no dividend is paid prior to the matching and adjusted to the market conditions included in the program. This date is the date of the offering. Amounts corresponding to the costs for the Share Match Program are reported in the balance sheet as shareholders’ equity. The vesting conditions affect the number of shares that OMX will match. We estimate the probability of achieving performance targets for shares under performance-based programs when personnel expenses are calculated for these shares. Costs are calculated based on the number of shares that is expected to be matched at the end of the vesting period. Non-market related conditions for vesting are considered in the assumptions regarding the number of options expected to be vested. When purchased and vested shares are matched, social security contributions shall be paid on the value of the employee benefit in certain countries. The employee benefit is generally based on the market value on matching date. Provisions for estimated social security contributions are established during the vesting period.

COMPENSATION UPON TERMINATION OF EMPLOYMENT

Compensation is payable upon termination of employment when an employee is given notice of termination of employment before the normal pension time, or when an employee voluntarily resigns in exchange for such compensation. The Group reports severance pay when it is demonstrably obliged either to layoff employees irrevocably in accordance with a detailed formal plan, or to pay compensation upon termination of employment resulting from an offer made to encourage voluntary resignation.

VARIABLE SALARY

The Group reports a liability and an expense for variable salary, based on a Group-wide program, “Short-term Incentive 2006,” see Note 7. The Group reports a provision when there is a legal obligation to do so, or an informal obligation based on prior practice.

Provisions

Provisions are reported in the balance sheet when the Group has an existing legal or informal obligation in this regard due to the occurrence of an event that can be expected to result in an outflow of financial benefits that can reasonably be estimated. Provisions for restructuring costs are reported when the Group has presented a detailed plan for implementing the measures, the plan has been communicated to the parties concerned, and a well-founded expectation has been created. See Note 24.

Derivative instruments and hedging measures

Derivative instruments comprise, among others, futures, options and swaps that are used to cover the risk of exchange-rate fluctuations or exposure to interest-rate risks. Derivative instruments are first reported at fair value on the date on which the contract was signed and the fair value is subsequently reassessed on each reporting occasion. The method for reporting gains or losses depends on whether the derivative instrument is classified as a hedging instrument and in such a case the nature of the hedged item. In the Group, derivative instruments are classified as either hedging of fair value of reported assets or liability or of a binding commitment (hedging of fair value), hedging of forecasted transactions (cash-flow hedging) or as hedging of net investments in foreign operations.

Whenever hedging is entered into, the relationship between the hedging instrument and the hedged items, and the company’s risk-management targets and strategy for hedging is documented in the Group. The Group also documents, whenever hedging is entered into, its assessment of whether the derivatives used in conjunction with hedging transactions are expected to be effective in achieving counteracting effects in fair value or the cash flow that are attributable to the hedged risk. The Group continuously documents the effectiveness of the hedging transactions.

Hedging of fair value

Changes in the fair value of derivative instruments classified as hedging of fair value are reported on the same line of the income statement as the change in value of the hedged item. Gains and losses pertaining to hedging are reported in the income statement on the same date as when gains and losses are reported for items that have been hedged. Since the entire change in value of the derivative instrument is reported directly in the income statement, any ineffective portion of the derivative instrument is recognized in the income statement. In the case that the conditions for hedge accounting are no longer fulfilled, the derivative instrument is reported at fair value including any change in value in the income statement in accordance with the principle described above.

Cash-flow hedging

Changes in value of cash-flow hedging are reported in shareholders’ equity and re-entered in the income statement in line with the hedged cash flow impacting the income statement. Any ineffective portion of the change in value is reported directly in the income statement. If the forecasted cash flow forming the basis of the hedging transaction is no longer deemed to be probable, the accumulated result reported in shareholders’ equity is transferred directly to the income statement.

Hedging of foreign net investments

Changes in value of exchange-rate differences attributable to derivative instruments intended to hedge net investments in foreign operations are reported in shareholders’ equity. Any ineffective portion of gains or losses is reported directly in the income statement as a financial item. The accumulated result in shareholders’ equity is re-entered in the income statement in the event that the foreign operations are divested.

Derivatives to which hedge accounting is not applied

If hedge accounting is not applied, increases or decreases in the value of the derivative are reported as income or expense in Operating profit/loss or in Net financial income/expense, depending on the purpose for which the derivative instrument is being used and whether its use relates to an operating item or a financial item. If hedge accounting is not applied when interest swaps are used, the interest coupon is reported as interest and any other value change of the interest swap is reported as other financial income or other financial expense.

Derivative positions at Nordic Marketplaces

By virtue of their clearing operations in the derivatives markets, Nordic Marketplaces is formally the counterparty in all derivative positions traded via the exchanges. However, the derivatives are not used by the exchanges for the purpose of trading on their own behalf but should be seen as a way of documenting the counterparty guarantees given in clearing operations. The counterparty risks are measured using models that are agreed with the financial inspection authority of the country in question. The risk situation in regard to the risks involved in liquidating positions is unchanged compared with before. Collateral for liquidating outstanding derivative instruments is pledged in the same manner as before. According to IAS 39/IAS 32, the market value of the above mentioned derivative positions must be reported gross in the balance sheet after netting by customer where an offset possibility exists.

Calculation of fair value

The fair value of financial instruments that are traded in an active market (such as market-listed derivative instruments, financial assets held for trading and financial assets available for sale) is based on quoted market prices on the closing date. The shares in Oslo Børs Holding ASA are listed on the Norwegian Securities Dealers Association’s OTC list. The market for the share is characterized by a low number of settlements and high volatility. The value of the shareholding is based on the volume-weighted average of transactions in the most recent quarter.

The fair value of financial instruments that are not traded in an active market (such as OTC derivatives) is determined by applying generally accepted valuation techniques. The Group uses a number of different methods and makes assumptions based on the market conditions that prevail on the closing date. Quoted market prices or quotes by brokers for similar instruments are used for long-term liabilities. Other techniques, such as calculation of discounted cash flows, are used to determine the fair value of the remaining financial instruments. The fair value of interest swaps is calculated as the present value of the estimated future cash flows. The fair value of currency futures is determined based on market prices for currency futures on the closing date. The par value of accounts receivable and accounts payable, less any perceived credits, is assumed to correspond to their fair value. The fair value of financial liabilities is calculated, for clarification in notes, by discounting the future contracted cash flow to the current market rate of interest available to the Group for similar financial instruments.

Collateral pledged to OMX’s exchange operations

Through their clearing operations, OMX’s exchanges enter as the counterparty into each options and futures contract, thereby guaranteeing the fulfillment of each contract. Customers, who either through an option or futures contract, incur a financial obligation towards OMX’s exchanges, must pledge collateral against this obligation in accordance with the specific rules regulating this area. Most of the collateral pledged comprises cash and securities issued by the Swedish State. For other collateral pledged, see Note 30.

Contingencies

A contingency relates to a possible commitment arising from events that have occurred but where the actual commitment can only be confirmed by the occurrence of one or more uncertain future events that are not fully within the company’s control, or a commitment that arises from events that have occurred but are not reported as liabilities or provisions due to the fact that it is unlikely that an outflow of resources will be required to regulate the commitment, or that the size of the commitment cannot be calculated with sufficient accuracy.

Revenue recognition

The Group’s reported net sales relate primarily to trading revenue and the sale of systems and services. Revenue is recognized in the income statement when the product or service has been delivered in accordance with the applicable terms and conditions for delivery and it is probable that future financial benefits will flow to the company and these benefits can be measured reliably. Interest income is recognized on a time proportion basis that is calculated on the basis of the yield on the underlying asset. Dividends are recognized in the income statement when the shareholders’ right to receive payment is established. Income received in the form of assets (for example shares) is valued at fair value on the transaction date.

NORDIC MARKETPLACES

Revenues within this business area comprise, in addition to trading revenues, premium revenues for options written and payments for futures sold. Premium revenue and expenses as well as futures payments made and received are shown as net figures in the income statement. Consequently, current account assets and liabilities are reported according to the net accounting principle in the balance sheet where right of offset applies. Issuers’ revenues are recognized on a continuous basis as services are rendered.

INFORMATION SERVICES & NEW MARKETS

Revenues within this business area comprise, in addition to trading revenues from Baltic Markets, information revenue, revenues from the central securities depositories in Tallinn and Riga and revenue from services in securities administration. These revenues are recognized on a continuous basis as services are rendered.

MARKET TECHNOLOGY

OMX applies the percentage-of-completion method to its technology sales, license and project revenues. In applying the percentage-of-completion method, income is recognized in line with the completion (development) of a project. An anticipated loss on a project is immediately treated as an expense. The fundamental premise of the percentage-of-completion method is that project revenue and expenditure can be accurately assessed and that the degree of development can be reliably established. At OMX, the degree of development is established through the relationship between the hours that have been worked by closing date and the estimated number of project hours in total. The occasional project arises for which an accurate assessment of project revenue and expenditure cannot be made when the year-end accounts are prepared. In these cases, no profit is reported for the project. The percentage-of-completion method is applied as soon as possible. A present-value calculation has been performed for those project receivables that do not fall due within 12 months. Income from support and facility management services is recognized on a continuous basis as services are rendered and over the contract period.

Internal sales

The main principle for transactions between companies within the Group is that the price is determined according to market price. Market price is the price an external customer is willing to pay or the price an external supplier would charge for providing the service. In cases where comparable market prices cannot be established, the price of the transaction is determined according to the cost-coverage method plus a margin. The cost-coverage method entails remuneration for direct costs as well as a reasonable portion of the indirect costs that the company has accumulated while providing the service. Any internal profit that arises as a result is eliminated within the Group. Common functions, such as premises-leasing expenses and office services, are invoiced between companies within the Group according to the cost-coverage method.

Leasing

In the consolidated accounts, leasing is classified as financial or operational leasing. Financial leasing applies where the financial risks and benefits associated with ownership are, in all material aspects, transferred to the lessee. Where this is not the case, operational leasing applies. In the case of operational leasing, leasing fees are expensed over the period of the lease, which commences when usage starts. OMX only has operational leasing commitments.

Dividends

Dividends to the Parent Company’s shareholders are reported as a liability in the Group’s financial statements in the period when the dividend is approved by the Parent Company’s shareholders.

Fixed assets held for sale and discontinued operations

When a decision has been made to discontinue an asset or cash-generating unit by selling it, the asset or unit in question is classified as being held for sale.

Assets classified as held for sale are reported separately in the balance sheet at the lower of carrying amount and fair value, with a deduction made for selling costs. Earnings of discontinued operations and operations in the process of being discontinued are reported in a separate column in the income statement.

Losses resulting from decreases in value when assets are classified for sale are included in the income statement.

Cash-flow statement

The cash-flow statement was prepared in accordance with the indirect method. Financial investments with a duration in excess of three months are not included in cash equivalents. Accordingly, cash equivalents may fluctuate when there are changes in the duration of investments.

Current trading account

The current trading account’s assets and liabilities in OMX’s exchange operations have been reported according to the net accounting principle within the respective clearing operations in cases where a right of offset exists.

Clarification concerning future standards

When the consolidated financial statements were prepared as at December 31, 2006, the following standards and interpretations had been published but had not yet come into effect:

•	IAS 1 Amendment – Capital Disclosures (January 1, 2007)*

•	IFRS 7 Financial Instruments: Disclosures (January 1, 2007)*

•	IFRS 8 Operating Segments (January 1, 2009)*

•	IFRIC 7 Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies (March 1, 2006)*

•	IFRIC 8 Scope of IFRS 2 (May 1, 2006)*

•	IFRIC 9 Reassessment of Embedded Derivatives (June 1, 2006)*

•	IFRIC 10 Interim Financial Reporting & Impairment (November 1, 2006)*

•	IFRIC 11 Group and Treasury Share Transactions (March 1, 2007)*

•	IFRIC 12 Service Concession Arrangements (January 1, 2008)*.

*	Earlier application encouraged.

Of the above-listed standards and interpretations, IFRS 8, IFRIC 10, IFRIC 11 and IFRIC 12 had not been adopted by the EU at January 1, 2007. In the management’s view, none of these new standards or changes to standards is expected to have any influence on the Group’s earnings or financial position at present.

RISK MANAGEMENT

(A) Risk Management at OMX

OMX’s business operations place high demands on effective risk management which comprise a fundamental part of the Group’s strategic and systematic efforts to achieve operational goals while minimizing potential disruptions. Units in OMX are directly or indirectly subject to special regulation and supervision. The conditions for an efficient process and controlled risk for the purpose of optimizing business value are created through a business adapted and integrated risk management model. There is particular focus at Group and business area levels to maintain high levels of capability in crisis management, business-related continuity and incident management, as well as business intelligence.

The aim of risk management is to increase value for our shareholders, customers, employees and other stakeholders by maintaining an adequate level of protection of the Group’s prioritized assets. This is achieved by eliminating or minimizing risks and disruptions to our business operations that would otherwise generate financial losses or other undesired costs.

(i) OMX’s risk management organization

The following roles and responsibilities are included in OMX’s risk management in order to ensure compliance with laws and regulations, governance, coordination and the development of methodology, as well as operational risk management activities:

•	The Board of Directors is ultimately responsible for adequate and efficient risk management.

•	The President is ultimately responsible for ensuring that risk management is applied in accordance with the Board’s directions.

•

The Group Risk Management & Control (GRMC) staff function has the task of governing and coordinating risk management with regard to organization, roles and responsibilities, framework including methodology, reporting and control. GRMC includes governance of Security, Risk Management, Insurance and Internal Control including coordination and support in the event of crises and major incidents.

•	Management (at executive, business area and business support level) is responsible for identifying, assessing, managing and reporting the risks found within their respective areas of responsibility.

•

Specialists in various security areas, such as operational and financial risk management and insurance, support management and others in the line organization with analyses and management of risks and incidents.

•	All employees and contracted personnel are, to a certain extent, included in risk management in their roles and respective areas of responsibility.

•	Internal Audit is responsible for the independent audit of risk management, regarding both observance of governance, control activities and reporting.

(ii) OMX’s risk management process

OMX’s risk management is a business-integrated process that covers both business and support units at various levels in the organization. The methodology applied is partially based on the international ERM-standard (Enterprise Risk Management standard) in accordance with COSO (the Committee of Sponsoring Organizations of the Treadway Commission) with additional methodology for the areas of Security, Insurance and Internal

Control. The risk management process is integrated in the operations conducting business activities, such as strategic management and development work, and is directly linked to the company’s business planning and follow-up.

Risk management is a standardized and continuous process which aims to identify, evaluate, manage, control and report significant risks to which OMX may be exposed. Risk management employs different forms of preventative measures and strategies, such as risk prevention, damage limitation and risk financing, in order to safeguard the Group’s objectives and the majority of goals set at business area and operational levels.

OMX’s risk management not only includes risks in the day-to-day business operations but also risks arising in conjunction with forward-looking strategic investments in order to optimize the company’s business opportunities.

Risk management including control activities is decentralized to each business area and support function. As a result, all business areas, support functions and Group staff functions work with the management of financial, operational and strategic risks. Risks are divided into short-term and long-term risks.

The business areas and central support functions periodically report on risks to GRMC which presents consolidated risk reports to the Risk Steering Group. The CEO is the Chairman of the Risk Steering Group and periodically reports on risks in OMX to the OMX Board.

(iii) Risk management in OMX’s business areas

The Nordic Marketplaces business area and its units comprise operations that are subject to special regulation. Corresponding requirements apply to the Information Services & New Markets business area which comprises trading information, the Baltic exchange operations and central securities depositories. Finally, the Market Technology business area provides system solutions, systems operation and other services to exchanges, clearing organizations, central securities depositories and other types of authorized companies in the financial markets in a number of different countries. All business areas manage operational and strategic risks particularly those that fall under their respective areas of focus and responsibility.

(a) Nordic Marketplaces

Nordic Marketplaces primarily manages risks attributable to the clearing operations for derivatives instruments. These risks arise as a result of the clearing organization serving as the counterparty in those transactions that are subject to counterparty clearing in different markets, entailing issuing a guarantee for ensuring that a clearing contract will be fulfilled. The clearing operations’ risks include counterparty risks, settlement risks and liquidity risks, of which the significant risk is that one or more clearing counterparties will fail to fulfill its commitments. One of the primary obligations of clearing counterparties is to pledge the requisite collateral as required by the applicable rules as protection against the counterparty risk assumed. In addition, netting is applied which facilitates risk management in the clearing operations by decreasing the value of the payments to be made, thereby reducing the need for liquidity facilities. Furthermore, netting implies that the counterparty risk is reduced to the net exposure of outstanding positions vis-à-vis respective counterparties.

(b) Market Technology

The special risks associated with the Market Technology business area are attributable mainly to the various phases in the provision of a service: the sales phase, the delivery and implementation phase and the production phase. The sales phase involves the risk of the absence of profitability and foreign exchange risk. Operational risks are managed in the other phases. Significant emphasis is also placed on managing IT security and continuity operations.

(B) Financial Risk Management

OMX is exposed to various kinds of financial risks through its international operations.

(i) Organization and Operation

The Group’s financial operations and financial risk management are centered around OMX’s internal bank, OMX Treasury. The goal of OMX Treasury is, within given risk limitations, to manage the Group’s financial risk exposure, to optimize net financial income and generate value for business operations through financial services. Significant economies of scale, lower financial costs and better oversight and management of the Group’s financial risks are achieved through centralized financial operations. Operations are conducted according to a Financial Policy, which forms the framework and specifies guidelines and limitations. The Financial Policy is determined by OMX AB’s Board of Directors and revised continuously.

The Policy deals with the following risks:

•	Currency risks (transaction and translation exposure);

•	Interest-rate risks;

•	Financing risks; and

•	Credit and counterparty risks.

(a) Currency risks

A significant portion of the Group’s sales are attributable to operations outside Sweden, which means that changes in currency exchange rates have an impact on the Group’s income statement and balance sheet. Currency risk exposure occurs during the sale and purchase of foreign currencies (transaction exposure) and during the translation of foreign subsidiaries’ balance sheets and income statements to SEK (translation exposure).

In accordance with the Group’s Financial Policy, 100% of contracted flows and 0–100% of forecast flows up to 12 months shall be hedged. Deviations from the prescribed hedge levels can occur within specified guidelines. Hedging of transaction exposure is carried out through currency forwards and options or loans in foreign currencies. Currency forwards that hedge contracted flows fulfill the conditions for hedge accounting. These forwards have been defined as hedging of fair value and are reported in the income statement together with changes in fair value of the asset which gave rise to the hedged risk, see the Hedge relations table. The forward contracts that hedge forecasted flows fulfill the requirements for hedge accounting. These forward contracts have been defined as cash-flow hedging. Changes in fair value of these hedges are reported directly against shareholders’ equity, while the portion of the hedge that is not effective is reported directly in the income statement.

Transaction exposure originating from financial cash flows is eliminated by the subsidiaries raising borrowings and making investments in local currency or by hedging these flows by using currency forwards. Translation exposure occurs in conjunction the translation of OMX’s foreign subsidiaries’ balance sheets and income statements and in the recalculation of consolidated goodwill relating to foreign subsidiaries into SEK. In accordance with the Financial Policy, portions of the translation exposure are hedged in order to reduce the volatility of OMX’s financial key ratios (see table below in (C)(iii): Translation exposure).

(b) Interest-rate risks

The Group is exposed to interest-rate risks that can impact the Group’s earnings due to changing market rates. Both the Group’s interest-bearing assets, consisting primarily of regulatory capital for counterparty risks within the exchange and clearing operations, and interest-bearing liabilities are exposed to interest-rate risks. The speed with which a permanent change in interest rates can impact the Group’s net financial income depends on the fixed-interest terms of investments and loans.

Fixed-interest terms for the Group liabilities are short as stipulated in the Financial Policy. According to the Financial Policy, interest swaps and standardized interest futures are used to change the length of fixed-interest terms, thereby minimizing interest-rate risk.

According to OMX’s Financial Policy, the average fixed-interest term for regulatory capital for exchange and clearing operations is a maximum of three years. As a rule, other surplus liquidity is placed in investments with short fixed-interest terms. At year-end, net financial debt amounted to SEK 847 million (net debt: SEK 572 million, net asset: SEK 155 million). Financial assets as per December 31, 2006 amounted to SEK 950 million (1,334, 1,517) and the average effective rate of interest for these assets was 3.70%, while the fixed-interest term was approximately 1.2 years. Interest-bearing securities that are retained are booked at fair value. At year-end, interest-bearing financial liabilities amounted to SEK 1,797 million (1,906, 1,362), of which SEK 1,350 million (1,400, 700) are long-term (see table: Interest-bearing assets and liabilities). During the year, the average fixed-interest term for liabilities varied between two and four months. As per December 31, the fixed-interest term for borrowings was three months and the effective rate was 3.33%. The interest-bearing financial liabilities are not booked at fair value since the liabilities are to be held until maturity. The exceptions are bonds which have been hedged by using fixed-income derivatives. These fixed-income derivatives are defined as hedging of fair value and fulfill the requirements for hedge accounting. The fixed income derivative agreements are reported in the income statement together with changes in fair value of the asset or liability that gave rise to the hedged risk (see table below in (C)(iv): Hedge relations).

In the event of a parallel shift in the Swedish and foreign yield curves upward by one percentage point, the Group’s earnings would be negatively affected in an amount of SEK 23 million on an annualized basis, given the nominal amount and the fixed-interest terms prevailing on December 31, 2006.

(c) Financing risks

Financing risk refers to the risk that costs will be higher and financing possibilities limited when a loan is to be refinanced, and that it will not be possible to fulfill payment obligations due to insufficient liquidity or difficulties in obtaining financing. The Financial Policy specifies that unutilized credit facilities of sufficient size must exist to guarantee access to adequate funds. Financing risk is also dealt with by endeavoring to find a suitable balance between short and long-term financing and a diversification between various forms of financing and markets. OMX’s total granted credit facilities as per December 31, 2006 amounted to SEK 3,741 million (3,033, 3,067), of which SEK 30 million (0, 14) has been utilized (see table below in (E): Credit facilities).

Of OMX’s credit facilities, SEK 2,100 million is a syndicated credit facility with a three-year term. One portion, SEK 1,500 million, is linked to the company’s commercial paper program for the same amount and, if OMX is unable to issue the commercial papers, entitles the company to borrow capital in the amount of SEK 1,500 million. There is also a credit facility for approximately a year of SEK 1,200 million which is dedicated to liquidity requirements linked to the Stockholm Stock Exchange’s clearing operations. Financial conditions linked to these credit facilities will be applied if OMX receives a credit rating from Standard & Poor’s of BBB or below.

OMX’s rating with Standard & Poor’s remained unchanged during the year (with a long-term counterparty rating of “A with a stable outlook,” a short-term counterparty rating of A-1, and a rating of K1 on the Nordic scale).

During the year, a two-year bond of SEK 300 million was repaid and an eight-year bond of SEK 250 million was issued. This has resulted in the expansion and diversification of the Group’s total maturity structure of its liability portfolio. The average term of liabilities as per December 31, 2006 was 3.4 years (3.1). There are five bond loans totaling SEK 1,350 million (see table: Interest-bearing assets and liabilities).

(d) Credit and counterparty risks

The Group’s financial transactions give rise to credit risks towards financial counterparties. Credit risk or counterparty risk refers to the risk of loss if the counterparty does not fulfill its obligations. There are credit risks when investing in cash equivalents. In accordance with the Financial Policy, in the interest of limiting risk exposure, only investments in highly creditworthy securities with high liquidity are permitted.

A majority of the Group’s outstanding investments at year-end were in securities issued by the Swedish Government. The Group has no significant concentration of credit exposure to any other individual counterparty.

The derivative instruments that OMX uses involve a counterparty risk, that is, that the counterparty will not fulfill its portion of the agreement relating to futures or options. In order to limit counterparty risk, only counterparties with a high degree of creditworthiness according to the adopted Financial Policy are accepted. OMX also uses an ISDA agreement to minimize counterparty risk. The total counterparty risk related to financial transactions amounted to SEK 409 million as per December 31, 2006, including bank balances but excluding counterparty risk attributable to the Stockholm Stock Exchange’s clearing operations (see below) and collateral funds invested in Swedish Government securities. The largest exposure to an individual institution amounted to SEK 97 million.

No single OMX customer was responsible for more than 20% of invoicing as of December 31, 2006. Counterparty risk arises by the Stockholm Stock Exchange providing clearing services and thereby acts as the central counterparty in all contracts subject to counterparty clearing. For the purpose of minimizing this counterparty risk, the Stockholm Stock Exchange requires that the counterparties pledge collateral to guarantee fulfillment of their commitments to the Stockholm Stock Exchange. Pledged collateral amounts to SEK 15,458 million (11,533, 10,245) (see Note 29 Collateral received by OMX’s exchange operations). None of the members of the Stockholm Stock Exchange accounted for more than 15% of the total exposure on December 31, 2006.

(ii) Hedging of employee stock option program

In order to limit costs for the programs if the share price were to increase, limit dilution and ensure that shares can be provided when options are exercised, an agreement has previously been made with an external party regarding the provision of OMX shares, known as an equity swap. The agreement is valid until June 30, 2009 and corresponds to approximately 400,000 shares at an agreed price of SEK 126 per share. The equity swap agreement covers the portion of outstanding employee stock options that are currently deemed likely to be exercised. The amount of the equity swap will be continuously adjusted so that it corresponds to the number of employee stock options that are expected to be utilized.

OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares (approximately 400,000). Interest expenses are based on a STIBOR of 90 days.

Changes in OMX’s share price affect the value of the equity swap. These changes in fair value are reported in the income statement.

(iii) Hedging of share match program

In order to limit expenses for the program in the event of an increase in the share price and to ensure that shares can be provided when shares are matched in the Share Match Program, OMX has signed an equity-swap agreement amounting to approximately 57,000 shares at a predetermined price of SEK 146 per share. The equity swap covers the portion of shares that are expected to be allotted at the end of the program and will be continuously adjusted so that it corresponds to the number of shares that are expected to be allotted. The share swap is reported as an equity instrument in accordance with IAS 32.

OMX has also signed an equity-swap agreement amounting to 18,000 shares at a predetermined price of SEK 123.50 in order to limit the expenses for the social security contributions arising in conjunction with the Share Match Program. Changes in the price of OMX’s shares affect the value of the share swap. These changes in fair value are reported in the income statement.

OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares. Interest expenses are based on a STIBOR of 90 days.

Following the Annual General Meeting’s approval of the Board’s proposal regarding authorization to repurchase shares, OMX replaced the equity swap utilized for hedging the Share Match program with the purchase of own shares.

(iv) Calculation of fair value

The fair value of financial instruments that are traded in an active market is based on quoted market prices on the closing date.

The fair value of financial instruments that are not traded in an active market is determined by applying generally accepted valuation techniques. The Group uses a number of different methods and makes assumptions based on the market conditions that prevail on the closing date. Quoted market prices or quotes by brokers for similar instruments are used for long-term liabilities. Other techniques, such as calculation of discounted cash flows, are used to determine the fair value of the remaining financial instruments. The fair value of interest swaps is calculated as the present value of the estimated future cash flows. The fair value of currency forwards is determined based on market prices for currency forwards on the closing date.

The par value of accounts receivable and accounts payable, less any estimated credits, is assumed to correspond to their fair value. The fair value of financial liabilities is calculated by discounting the future contracted cash flow to the current market rate of interest available to the Group for similar financial instruments.

(C) Currency Exposure

(i) Transaction Exposure

The table shows the Group’s commercial future net flows and net exposure as at December 31, 2006. A sensitivity analysis shows the effect on earnings of a plus or minus 5% change in the value of the SEK.

Currency	Net flow in each base currency (millions)	Future net flow December 31, 2006 (in millions of SEK)	Net exposure after hedging (in millions of SEK)	Sensitivity base (in millions of SEK)
AUD/SEK	7.5	40.6	(48.6)	(2.4)
EUR/SEK	21.7	195.8	0.0	0.0
GBP/SEK	1.1	15.2	(2.3)	(0.1)
NOK/SEK	121.6	133.5	3.4	(0.2)
SGD/SEK	4.9	22.0	0.0	0.0
USD/SEK	27.2	187.0	(24.8)	(1.2)

TOTAL		594.1	(72.3)	(3.9)

(ii) Hedging of Transaction Exposure

The table shows a summary of outstanding futures as per December 31, 2006 pertaining to all hedges for commercial flows and transaction exposure. The purpose of the hedges is to safeguard the value of contracted future flows and to increase forecastability. In accordance with the Group’s Financial Policy, 100% of the contracted flows and 0–100% of estimated flows of up to 12 months shall be hedged. Deviations from the prescribed degree of hedging are permitted within the established guidelines. Currency hedging is undertaken in the market through currency futures, option contracts or loans in foreign currencies.

Currency	Hedged in each base currency (millions)	Nominal value at year-end rate (in millions of SEK)	Nominal value at forward rate (in millions of SEK)	Unrealized forward result (in millions of SEK)	Average forward rate(1)	Date of maturity
AUD/SEK	(16.5)	(89.2)	(89.5)	0.3	5.4350	<12 months
EUR/SEK	(21.7)	(195.9)	(199.5)	3.6	9.2080	<12 months
GBP/SEK	(1.3)	(17.5)	(17.5)	—	13.4252	<12 months
NOK/SEK	(118.6)	(130.1)	(130.4)	0.3	1.0997	<12 months
SGD/SEK	(4.9)	(22.0)	(22.3)	0.3	4.5415	<12 months
USD/SEK	(30.8)	(211.7)	(218.5)	6.8	7.0843	<12 months

TOTAL		(666.4)	(677.7)	11.3

(1)	The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(iii) Translation Exposure – Net Investments in Foreign Subsidiaries

The table shows foreign subsidiaries’ net assets in foreign operations and goodwill denominated in foreign currencies. Translation exposure is hedged in order to reduce the volatility in OMX’s key ratios. A sensitivity analysis shows the effect on results in the event of a plus or minus 5% change in the value of SEK.

Currency	Equity	Goodwill	Hedging of net investment	Total	Sensitivity
	(in millions of SEK)
AUD	14.5	—	—	14.5	0.7
CAD	2.0	—	—	2.0	0.1
DKK	788.1	1,126.5	—	1,914.6	95.7
EUR	1,746.5	1,304.2	(1,446.5)	1,604.3	80.2
EEK	27.8	2.2	—	30.0	1.5
GBP	(204.5)	—	—	(204.5)	10.2
HKD	(2.2)	—	—	(2.2)	0.1
ISK	35.6	280.3	—	315.9	15.8
LTL	(0.8)	11.1	—	10.3	0.5
LVL	9.4	1.0	—	10.4	0.5
NOK	43.4	20.7	—	64.1	3.2
SGD	4.3	—	—	4.3	0.2
USD	(129.3)	8.9	—	(120.4)	6.0

Total	2,334.8	2,754.9	(1,446.5)	3,643.3	214.7

(iv) Hedging Relations

The table summarizes the hedging relations reported by the Group for which hedge accounting are applied. The type of hedging entered into is specified in the table. All currency hedges expire within 12 months. The hedging relation for interest swaps expires in December 2008.

Hedging instrument	Type of hedging	Hedged item	Currency	Hedged amount in base currency (millions)	Nominal value at year-end rate, (in millions of SEK)	Nominal value at forward rate, (in millions of SEK)	Unrealized forward rate, (in millions of SEK)	Average forward rate(1)
Currency future	Fair value hedge	Contracted currency flows	AUD/SEK	(43.4)	(234.8)	(235.7)	0.9	5.44
Currency future	Cash-flow hedge	Forecast currency flows	AUD/SEK	26.9	145.6	146.2	(0.6)	5.44
Currency future	Fair value hedge	Contracted currency flows	EUR/SEK	(21.7)	(195.9)	(199.5)	3.6	9.21
Currency future	Hedge of net investment	Shareholders’ equity in subsidiary	EUR/SEK	(160.0)	(1,446.5)	(1,446.4)	(0.1)	9.04
Currency future	Fair value hedge	Contracted currency flows	GBP/SEK	(2.0)	(27.2)	(27.1)	(0.1)	13.42
Currency future	Cash-flow hedge	Forecast currency flows	GBP/SEK	0.7	9.7	9.7	—	13.42
Currency future	Fair value hedge	Contracted currency flows	NOK/SEK	(57.8)	(63.4)	(63.6)	0.1	1.10
Currency future	Cash-flow hedge	Forecast currency flows	NOK/SEK	(60.8)	(66.7)	(66.8)	0.2	1.10
Currency future	Fair value hedge	Contracted currency flows	SGD/SEK	(4.9)	(22.0)	(22.3)	0.3	4.54
Currency future	Fair value hedge	Contracted currency flows	USD/SEK	(45.2)	(310.6)	(320.4)	9.8	7.08
Currency future	Cash-flow hedge	Forecast currency flows	USD/SEK	14.4	98.8	101.9	(3.0)	7.08
Interest swap	Fair value hedge	Issued bonds	SEK	200.0	200.0	N/A	2.7	N/A

(1)	The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(v) Hedging of Financial Loans and Assets

The table shows a summary of the Group’s currency futures for hedging of financial assets and loans as at December 31, 2006.

Currency	Hedged in each base currency (millions)	Nominal value at year end rate (in millions of SEK)	Nominal value at forward rate (in millions of SEK)	Unrealized forward result (in millions of SEK)	Average forward rate(1)	Date of maturity
AUD/SEK	21.2	114.8	115.2	(0.3)	5.43	< 12 months
CAD/SEK	(0.8)	(4.6)	(4.6)	—	5.96	< 12 months
DKK/SEK	385.7	467.6	467.7	(0.1)	1.21	< 12 months
EUR/SEK	54.0	487.7	487.6	0.1	9.04	< 12 months
GBP/SEK	(12.6)	(169.4)	(168.4)	(1.1)	13.38	< 12 months
HKD/SEK	(4.0)	(3.5)	(3.5)	—	0.88	< 12 months
NOK/SEK	4.9	5.4	5.6	(0.2)	1.13	< 12 months
SGD/SEK	0.9	3.8	3.8	—	4.47	< 12 months
THB/SEK	(8.0)	(1.5)	(1.5)	—	0.19	< 12 months
USD/SEK	7.5	51.5	51.1	0.4	6.82	< 12 months

Total		951.8	953.0	(1.2)

(1)	The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(D) Interest-Bearing Assets and Liabilities

The table shows interest-bearing assets and liabilities as per December 31, 2006 and shows average remaining terms, fixed-interest terms and average interest.

	Outstanding amount	Remaining term, months	Remaining fixed- interest term, months	Average interest rate, %
Assets
Current assets	182	<12	<12	3.93
Long-term assets	21	>12	<12	4.40
Regulatory capital	747	>12	>12	3.63

Total assets	950			3.70

Liabilities
Commercial paper	398	1	1	3.00
Bond loans
OMX PP March 2008	300	15	2	3.29
OMX PP December 2008(1)	200	24	3	4.00
OMX PP December 2009	200	36	3	3.45
OMX PP May 2013	400	77	4	3.51
OMX PP Nov 2014	250	96	5	3.65

Bond loans, total	1,350	53	3.5	3.55

Bank loans	39	—	—
Other	10	—	—

Total liabilities	1,797	40	3.0	3.33

(1)	The issued bond has been swapped from a fixed to a variable interest rate. The swapped interest rate is applied when calculating the average interest rate.

(E) Credit Facilities

The table shows the Group’s total credit facilities and those that had been utilized as at December 31, 2006.

(in millions of SEK)	Contracted facilities		Utilized facilities
Syndicated bank loan/commercial paper program	1,500	(1)	—
Syndicated bank loan	600		—
Overdraft facility	171		4
Credit facility	135		—
Contracted facilities for exchange and clearing operations
Sweden (SEK)	1,200		—
Norway (NOK)	44		—
Denmark (DKK)	24		—
UK (GBP)	67		26

Total	3,741		30

(1)	Since the credit facility is linked to the commercial paper program and is to function as a credit facility if OMX is unable to issue a commercial paper program, the unutilized credit facility shall be reduced by the outstanding commercial paper. The outstanding commercial paper as per December 31, 2006 amounted to SEK 400 million, implying that OMX can utilize only SEK 1,100 million of the current credit facility.

NOTES TO THE FINANCIAL STATEMENTS

Amounts are in SEK millions (SEK m) unless otherwise stated. Amounts in parentheses indicate values for 2005. “OMX” refers to the OMX Group, that is OMX AB and its subsidiaries.

NOTE 1. USE OF ESTIMATES

In order to prepare the accounting in accordance with generally accepted accounting principles, company management and the Board of Directors are required to make assessments and assumptions that affect asset and liability items, income and expense items, and other information reported in the accounts, for example contingent liabilities. These assessments are based on historical experience and the various assumptions that management and the Board deem to be reasonable under the prevailing circumstances. Consequently, such conclusions form the basis of decisions concerning reported values of assets and liabilities in the case that it is not possible to determine such values based on information from other sources. Actual outcomes may differ from these assessments if different assumptions are made or if different circumstances prevail. The areas of revenue recognition and doubtful receivables, the valuation of goodwill and capitalized development projects, taxes, provisions for expenses for premises and other restructuring measures, legal disputes and contingent liabilities in particular may entail a significant impact on OMX’s results and financial position (see the respective following Notes for further information).

NOTE 2. CLASSIFICATION OF REVENUE

The classification of revenue is based on a number of assessments and assumptions concerning revenue recognition in delivery projects in the Technology operations. These are reported as “License, support and project revenue” below. The uncertainty inherent in these assessments primarily refers to the forecast time of completion.

REVENUE PER SIGNIFICANT TYPE OF REVENUE, CONTINUING OPERATIONS

(SEK m)	2006	2005
Net sales:
Trading revenue	1,291	1,108
Issuers’ revenue	343	309
Information revenue	443	367
Revenue from Baltic Markets	68	63
Revenue from Broker Services	205	258
License, support and project revenue	758	716
Facility Management Services	200	222
Other revenue	178	51
Total	3,486	3,094

CAPITAL GAINS WITHIN OTHER REVENUES, CONTINUING OPERATIONS

Group	2006	2005
Capital gains, sale of NOS ASA	22	—
Capital gains, sale of VPC AB	83	—
Total	105	—

CURRENCY EFFECTS

The Group’s total revenue includes exchange-rate differences totaling negative SEK 7 m (positive: 17). Exchange-rate differences also had an effect on operating expenses of SEK 0 m(0, negative: 2).

NOTE 3. BUSINESS AREAS AND GEOGRAPHIC SEGMENTS

Internal reporting and follow-up within OMX is organized based on the business areas Nordic Marketplaces, Information Services & New Markets and Market Technology.

        These business areas make up OMX’s primary reporting segments while the geographic divisions make up the secondary reporting segment. OMX is divided into four geographic regions: Nordic countries, Rest of Europe, North America and Asia/Australia. This geographic division is based on the areas in which the Group’s operations have relatively similar systems solutions, frameworks of regulations and customer behavior.

REVENUE AND EARNINGS BY DIVISION, CONTINUING OPERATIONS

(SEK m)	2006	2005
Revenue
Nordic Marketplaces	1,778	1,510
Information Services & New Markets	752	709
Market Technology	1,300	1,155
Group eliminations	(344)	(280)
TOTAL GROUP	3,486	3,094

Operating income
Nordic Marketplaces1)	940	689
Information Services & New Markets1)	217	176
Market Technology1)	93	61
Result from participations in associated companies attributable to the Parent Company and other functions	—	1
TOTAL GROUP	1,250	927

1)	Including distribution of income for the Parent Company and other functions by SEK 15 m (loss: 117, loss: 256).

ASSETS AND LIABILITIES PER BUSINESS AREA

	2006		2005
(SEK m)	Assets	Liabilities	Assets	Liabilities
Nordic Marketplaces	8,439	5,099	6,310	2,723
Information Services & New Markets	417	72	302	135
Market Technology	2,655	1,128	2,000	907
Operations being discontinued	70	—	62	—
Unallocated items	947	1,615	1,938	2,098
TOTAL GROUP	12,528	7,914	10,612	5,863

Items per business area are tangible assets, intangible assets, external operating receivables, external operating liabilities and goodwill. Other items are not allocated in the Group and are reported as unallocated items. Unallocated items also include all eliminations of internal business dealings between the various business areas and all interest-bearing liabilities. Assets and liabilities that could be affected by the business areas are allocated in accordance with OMX’s business control model, which does not support a full distribution of balance-sheet items.

INVESTMENTS, DEPRECIATION AND IMPAIRMENT PER BUSINESS AREA

	2006		2005
(SEK m)	Invest.	Deprec./ impairment	Invest.	Deprec./ impairment
Nordic Marketplaces	294	-70	1,389	-83
Information Services & New Markets	19	-22	12	-21
Market Technology	529	-132	318	-122
TOTAL GROUP	842	-224	1,719	-226

Investments refer to acquisitions of tangible and intangible fixed assets. For further information on acquisitions, depreciation and impairment, see Notes 13 and 14.

INFORMATION REGARDING SECONDARY SEGMENTS

(GEOGRAPHIC AREAS), CONTINUING OPERATIONS

EXTERNAL REVENUE PER GEOGRAPHIC AREA1)

(SEK m)	2006	2005
Nordic countries	2,134	2,005
Rest of Europe	886	600
North America	146	186
Asia/Australia	340	303
TOTAL GROUP	3,486	3,094

1)	Based on the location of customers.

ASSETS AND INVESTMENTS PER GEOGRAPHIC AREA

	2006		2005
\(SEK m)	Assets	Invest.	Assets	Invest.
Nordic countries	5,581	788	3,620	1,673
Rest of Europe	1,269	45	1,128	43
North America	103	5	152	0
Asia/Australia	26	4	22	3
Group eliminations and unallocated items1)	5,549	—	5,690	—
TOTAL GROUP	12,528	842	10,612	1,719

1)	Group eliminations and unallocated items include goodwill in the amount of SEK 2,967 m (2,944).

Investments refer to acquisitions of tangible and intangible fixed assets.

NOTE 4. DISCONTINUING OPERATIONS

In August 2005, OMX announced the focusing of its technology operations through the divestment of operations targeting banks and brokerages within the former Banks & Brokers business area. During 2006, the continuing operations not yet divested were included among discontinuing operations. These primarily comprise the Nordic portion of the operations targeting banks and brokerages, which offer development and maintenance of systems for securities management, and the UK operations in securities administration services.

After the end of the reporting period, OMX signed an agreement with HCL Technologies, the global IT services provider, regarding an extended partnership, which means that OMX no longer has any discontinuing operations in the Nordic region. The partnership means that HCL Technologies will assume the responsibility for the development of systems for securities management targeting banks and brokers and that the remaining part of the Nordic operations, will be moved to the Information Services & New Markets business area, and will be included in the Broker Services unit. The statements for discontinuing operations has been adjusted compared with the 2006 Annual Report since only the UK sales operations in securities administration services remain as discontinuing operations.

OMX’s aim is to identify a long-term solution with clear advantages for the remaining parts of the discontinuing operations. Discussions are currently in progress with potential partners.

Income statement, discontinuing operations

(in millions of SEK)	2006	2005
Revenues
Net Sales	124	42
Own work capitalized		—
Other revenues		—

Total revenues	124	42

Expenses
Premises expenses	(6)	(2)
Marketing expenses	—	—
Consultancy expenses	—	—
Operations and maintenance, IT	(16)	(7)
Other external expenses	(56)	(29)
Personnel expenses	(77)	(20)
Depreciation and impairment	(-8)	(1)

Total expenses	(163)	(59)

Participation in earnings of ass. Companies	—	—

Operating income	(39)	(17)

Financial items
Financial items	(7)	—

Total financial items	(7)	—

Income/loss after financial items	(46)	(17)

Tax for the year	—	—
Net profit/loss for the period	(46)	(17)

Assets classified as holdings held for sale

(SEK m)	2006	2005
Group
Intangible assets	61	53
Tangible fixed assets	9	9
Total fixed assets held for sale	70	62

NOTE 5. ACQUIRED OPERATIONS

COMPUTERSHARE

On January 31,2006, OMX signed a contract with Computershare Ltd regarding the acquisition of Computershare’s Market Technology operations in the amount of SEK 249 m. Payment will be paid in cash over a period of five years. The acquisition price has been discounted to present value. Acquisition costs amounted to SEK 5 m. The acquired operations are consolidated within OMX effective February 1, 2006.

(SEK m)	Fair value	Book value
Acquired net assets	69	75
Goodwill	180
ACQUISITION PRICE	249

The acquired net assets comprise marketplace systems. Goodwill is attributable to the revenue and cost synergies that arose in conjunction with the integration with Market Technology. It is not possible in practical terms to provide disclosure regarding Computershare’s revenues and net income during the period since the operations have been fully consolidated with Market Technology’s operations since February 1.

EIGNARHALDSFELAGID VERDBREFATHING

On November 30, 2006, OMX acquired 100 percent of Eignarhaldsfelagid Verdbrefathing (EV) for a total amount of SEK 314 m, of which SEK 41 m was paid in cash and SEK 256 m was paid by 2,067,560 newly issued shares. The acquisition cost totaled SEK 17 m.

EV is consolidated into OMX’s income statement and balance sheet from December 1, 2006. The price of the new shares issued by OMX, which were utilized in the acquisition of EV, was SEK 123.75 on November 30.

ACQUIRED ASSETS AND LIABILITIES

(SEK m)	Fair value	Book value
Fixed assets	149	9
Current assets	19	19
Cash and bank balances	33	33
Current liabilities	-22	-22
ACQUIRED NET ASSETS	179	39

Goodwill	135

ACQUISITION PRICE	314

The difference between fair value and the carrying amount of fixed assets is primarily attributable to the valuation of acquired contracts.

Goodwill is attributable to the high level of profitability in the company and expected revenue synergies arising from the continued integration of the Nordic-Baltic securities market.

The cash-flow effect of the acquisition amounts to SEK 25 m, comprising a cash payment of SEK 41 m, acquisition costs of SEK 17 m, less received cash balances of SEK 33 m. Of the total amount of acquisition costs of SEK 17 m, only SEK 11 m had an effect on cash flow in 2006. The remaining SEK 6 m will impact cash flow in 2007. The new shares issued are valued at market value on the acquisition date.

During the year, EV contributed SEK 11 m to the Group’s revenue and SEK 5 m to net profit. EV’s revenue for the full-year 2006 amounts to SEK 102 m and net profit to SEK 26 m.

2005

At the beginning of 2005, OMX acquired 100% of Copenhagen Stock Exchange (CSE) at a value totaling SEK 1,457 million, of which SEK 1,174 million was paid in cash and SEK 232 million was paid in 2,927,292 newly-issued shares. Acquisition costs amounted to SEK 33 million.

Copenhagen Stock Exchange (CSE) has been included in the consolidated income statement and consolidated balance sheet since January 1, 2005 when it became known that the offer was to be accepted and the work to integrate the company was initiated. The newly-issued shares in OMX, which were utilized in the acquisition of CSE, were valued at a share price of SEK 79 on February 7, 2005.

Acquired assets and liabilities

(in millions of SEK)	Fair value	Book value
Fixed assets	350	107
Current assets	80	80
Cash and bank balances	307	307
Current liabilities	(187)	(187)

Acquired Net Assets	550	307

Goodwill	907

Acquisition Price	1,457

The difference between fair value and the reported values of fixed assets is primarily attributable to the valuation of acquired contracts.

Goodwill is attributable to the company’s positive profitability and expected revenue synergy effects in conjunction with the continued integration of the Nordic-Baltic securities market.

Cash-flow effects of the acquisition amount to SEK 900 million, comprising a cash payment of SEK 1,174 million, acquisition costs of SEK 33 million, minus received cash and bank balances of SEK 307 million. Newly-issued shares are valued at market capitalization on acquisition date.

CSE contributed SEK 377 million to the Group’s revenues and SEK 131 million to net results during the year.

NOTE 6. AUDITORS’ FEES

The following remuneration was paid to auditors and accounting firms for auditing and audit-related services required by law as well as for advice and other assistance arising from observations made during the course of the auditing process.

Remuneration was also paid for additional independent advice, mostly pertaining to audit-related consultations on accounting and taxation issues.

REMUNERATION TO THE GROUP’S AUDITORS

	GROUP
(SEK 000s)	2006	2005
PricewaterhouseCoopers
Auditing assignments	10,729	9,022
Other assignments1)	2,337	11,548

Ernst & Young
Auditing assignments	488	713
Other assignments2)	918	3,452

KPMG
Auditing assignments	335	422
Other assignments	378	730

BDO Feinstein
Auditing assignments	36	118
Other assignments	—	21

Other auditors
Auditing assignments	780	315
Other assignments	310	1,605
TOTAL	16,311	27,946

1)

For 2006, other assignments refer primarily to tax consultations. For 2005, includes SEK 1,334,000 related to IFRS and costs in connection with the acquisition of CSE and Computershare of SEK 4,612,000. Otherwise, other assignments in 2005 pertain primarily to tax consultation.

2)	For 2006, other assignments refer primarily to tax consultations and IT reviews. For 2005, other assignments refer mainly to IFRS, tax consultation and IT studies.

NOTE 7. PERSONNEL

PERSONNEL EXPENSES AND BENEFITS PAID TO SENIOR EXECUTIVES

The reporting of senior executive benefits has been carried out in accordance with the recommendations of the Swedish Industry and Commerce Stock Exchange Committee (NBK).

SENIOR MANAGEMENT

NBK divides senior management into two categories: “top management” and “other senior management.” Top management comprises: the Chairman of the Board, any Board members receiving remuneration in addition to Board fees and the President and Chief Executive Officer (CEO). Other senior management normally relates to members of the executive management team.

Top management at OMX is defined as:

•	Olof Stenhammar (Chairman of the Board)

•	Magnus Böcker (CEO of OMX and President of OMX AB).

Other senior management at OMX is defined as the Group’s Executive Management Team and comprises the following five individuals:

•	Jukka Ruuska (President of Nordic Marketplaces)

•	Hans-Ole Jochumsen (President of Information Services and New Markets)

•	Markus Gerdien (President of Market Technology)

•	Kristina Schauman (Chief Financial Officer)

•	Bo Svefors (Senior Vice President Marketing & Communications).

The Secretary to the Executive Management Team was OMX’s General Counsel Magnus Billing.

OMX’S REMUNERATION COMMITTEE

The Remuneration Committee is appointed on an annual basis by the Board of Directors. The Remuneration Committee’s task is to prepare remuneration matters for Board decisions on issues relating to the salary and remuneration paid to the President and CEO, and to approve salaries and other remuneration to Executive Management Team which is subsequently reported to the Board. The Committee also approves the targets for the Executive Management Team established by the President. In addition, the Remuneration Committee’s task is to propose remuneration for the Board members in the subsidiaries within the OMX Group that have external Board members, and to make recommendations regarding remuneration principles, benefits and other types of remuneration for OMX employees. The Board appointed the following people as members of the Remuneration Committee: Olof Stenhammar (Chairman), Adine Grate Axén and Bengt Halse. The Committee’s secretary until April 2006 was Ulrika Wahllöf, acting Head of Human Resources. The Committee’s secretary during the remainder of the year was Pernilla Gladh, Senior Vice President of Corporate Functions & Human Resources. During 2006, the Remuneration Committee held a total of seven meetings at which minutes were taken. Among other matters during the year, the Committee had a particular focus on the following issues: programs for variable salaries 2006 and 2007 (Short Term Incentive), the Share Match Program 2006 and 2007 for senior executives (Long Term Incentive Scheme), remuneration to the President and proposals for principles for remuneration and other conditions of employment for the Executive Management Team.

OMX’S REMUNERATION POLICY

The aim of OMX’s remuneration policy is to offer market-based remuneration that is competitive and that promotes a situation whereby qualified expertise can be recruited to and retained within OMX.

The fundamental principles are:

•	To work towards a consensus between employees and shareholders regarding the long-term perspective of operations.

•	To ensure that employees within OMX’s different organizations receive remuneration that reflects market conditions and is competitive.

•

To offer a salary scale based on results achieved, work duties, skills, experience and position held, which also means adopting a neutral stance in relation to gender, ethnic background, disability, sexual orientation, etc.

REMUNERATION STRUCTURE 2006

OMX’s employee remuneration comprises the following parts:

•	Fixed salary

•	Variable salary

- Short Term Incentive Program

- Long Term Incentive Scheme (OMX Share Match Program 2006 and 2007)

•	Pension

•	Severance pay and other benefits.

At the discretion of the Board of Directors, decisions can be made to revise or terminate an existing program related to the remuneration structure.

FIXED SALARY

Every OMX employee has an annual salary review, with the exception of the members of the Executive Management Team, for whom a review takes place every second year and the President, for whom a review takes places every third year. The review considers employee performance, salary levels in the market and any changes to responsibilities as well as the company’s development and local rules and agreements.

VARIABLE SALARY

Short Term Incentive Program

OMX has had a Group-wide program for variable salary called OMX Short Term Incentive Program since 2004. The program consists of quantitative (financial) and qualitative (individual) goals. The prerequisite for achieving the quantitative goal is that OMX attained its established targets. The maximum dividend of the quantitative portion occurs at 130-percent fulfillment of the company’s goals. The qualitative goals are individual and are determined by an employee’s immediate superior during the first quarter of the year. The immediate superior also evaluates whether these goals have been achieved one year later.

Short Term Incentive 2006

The program for variable salary, Short Term Incentive 2006, comprised approximately 150 managers and key employees. The total maximum variable portion that can be paid out for 2006 is SEK 35 m, excluding social security contributions. The program comprised quantitative and qualitative targets, of which 60 percent were quantitative and 40 percent were qualitative. The quantitative goal for 2006 was connected to achievement of the budgeted operating income for OMX. Of the maximum SEK 21 m representing the quantitative portion, SEK 11.5 m will be paid out. The estimated payment for the qualitative portion is calculated at 75 percent of the maximum of SEK 14m, excluding social security contributions for 2006.

Short Term Incentive 2007

Variable salary 2007 follows the same structure for 2006. The program comprises quantitative and qualitative targets, of which 60 percent are quantitative and 40 percent are qualitative. The quantitative goal for 2007 is also connected to achievement of the budgeted operating income for OMX. OMX Short Term Incentive 2007 has been expanded to encompass 200 managers and key employees, compared with 150 employees in 2006. The total maximum variable portion that can be paid out for 2007 is SEK 43 m, excluding social security contributions. The prerequisites for the payment of bonuses follow the same guidelines as for 2005 and 2006.

The maximum bonus to senior executives for variable salary for 2004-2007 is 50 percent of fixed salary. The quantitative goals are linked to OMX’s return on capital employed and budgeted operating profit.

Long Term Incentive Scheme

OMX Share Match Program 2006

OMX’s Annual General Meeting in April 2006 approved the OMX Share Match Program 2006. The program for 2006 was directed to 30 senior executives and key individuals in OMX. Participants in the program are required to invest in OMX shares at a maximum of 7.5 percent of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2005 after tax. Under the prerequisite that employment is not terminated, the participants in the program will receive up to five OMX shares, known as matching shares, in 2009, for each invested OMX share, if the following conditions have been fulfilled:

(i)	The average percentage increase in earnings per share between January 1, 2006 and December 31, 2008 is equal to or exceeds twenty five (25) percent, and

(ii)	the total annual return to shareholders is equal to or exceeds an index determined by the Board, plus 10 percentage points.

No matching shares will be issued if the average annual percentage increase in earnings per share falls below two percent per year or if the total annual return to shareholders has not improved on the comparative index.

OMX Share Match Program 2007

At the Annual General Meeting of OMX on April 12, 2007, the shareholders approved the proposal of OMX’s Board of Directors to continue and expand the share match program for senior executives for a second year. The program for 2007 is targeted at 95 senior executives and key individuals in OMX. Participants in the program are required to invest in OMX shares at a maximum of 7.5 percent of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2006 after tax. Approximately 30 of the 95 participants may invest in OMX shares at a maximum of 15 percent of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2006 aftertax. Under the prerequisite that employment is not terminated, the participants in the program will receive in 2010 up to five OMX shares, known as matching shares, for each invested OMX share. President and CEO Magnus Böcker may invest a maximum of 10,000 OMX shares with a maximum matching level of eight OMX shares. For maximum matching, the following conditions must be fulfilled:

(i)	The average percentage increase in earnings per share between January 1, 2007 and December 31, 2009 is equal to or exceeds twenty percent, and

(ii)	the total annual return to shareholders is equal to or exceeds an index determined by the Board, plus 10 percent.

No matching shares will be issued if the average annual percentage increase in earnings per share falls below two percent per year or if the total annual return to shareholders has not improved on the comparative index.

PENSIONS

OMX offers its employees a defined-contribution occupational pension unless otherwise regulated in local agreements or other regulations. OMX’s pension plan for employees in Sweden has been created to provide employees with a market-competitive occupational pension. The age of retirement is 65 years. OMX’s President and CEO Magnus Böcker receives a defined-contribution pension benefit. The total premium provision amounts to 23 percent of fixed salary. For 2007, the pension premium is up to 30 percent of fixed salary.

Other members of the Executive Management Team are included in the OMX pension plan, with the exception of Jukka Ruuska and Hans-Ole Jochumsen. Jukka Ruuska is included in the pension plan stipulated by the Finnish labor market regulations. Current premiums for Jukka Ruuska are equivalent to a pension provision of 17 percent of total remuneration. Hans-Ole Jochumsen, is included in the pension plan stipulated by Danish labor market practice. Current premiums for Hans-Ole Jochumsen are equivalent to a pension provision of 20 percent of fixed remuneration.

The retirement age for employees, including the President and CEO and the Executive Management Team is 65 years.

SEVERANCE PAY AND OTHER BENEFITS

Severance Terms/Period of Notice

The period of notice that applies between OMX and the President and CEO is 12 months from the company’s side and six months from the employee’s side. In the event of a company initiative to terminate the employment contract of the President and CEO, remuneration will be paid to the President and CEO corresponding to the fixed salary and other benefits (occupational pension and insurance including health insurance) during the period of notice. In addition to this, the President and CEO will receive a severance payment of six months’ fixed salary. Other members of the Executive Management Team have a period of notice of 12 months from the company’s side and six months from the employee’s side. The President and CEO and other senior executives have a non-competition clause of 12 months. A penalty is included in the clause.

Other Benefits

In addition to the occupational pension premiums detailed above, OMX also pays for long-term disability insurance, occupational group life insurance (TGL) and workers’ compensation insurance (TFA). Employees may also complement their insurance coverage through OMX’s optional group insurance. Employees in Finland and Denmark have equivalent benefits that are stipulated in the collective agreement for the financial sector. Also, the Executive Managment Team is entitled to health insurance.

ABSENCE DUE TO ILLNESS

The number of employees on absence due to illness during the fiscal year is accounted for as a percentage of the employees’ total ordinary working hours in Sweden. Long-term absence due to illness is absence for 60 or more consecutive days.

ABSENCE DUE TO ILLNESS, SWEDEN, %	2006	2005
Total Absence due to illness	2.3	2.4
Absence due to long-term illness (portion of total illness)	41.7	46.8
Absence due to illness, men	1.7	1.8
Absence due to illness, women	3.6	3.2
Absence due to illness, employees under the age of 29	1.5	1.4
Absence due to illness, employees aged between 30 and 49	2.4	2.4
Absence due to illness, employees aged 50 and above	2.3	2.3

DISTRIBUTION ACCORDING TO GENDER

	2006 Number of whom men		2005 Number of whom men
Board of Directors (excl. CEO) 1)
Parent Company	8	6	9	7
Subsidiaries	85	76	71	66
TOTAL GROUP	93	82	80	73

1)	Pertains to the number of Board members in the Group’s operating companies.

DISTRIBUTION ACCORDING TO GENDER (CONTIN.)

	2006 Number of whom men		2005 Number of whom men
Group management (incl. CEO) 2)
Parent Company	6	5	7	6
Subsidiaries	62	46	53	40
TOTAL GROUP	68	51	60	46

2)

Group management is defined as all presidents in the Group’s operating companies, persons who are members of the Executive Management Team and persons in the management groups within the OMX business areas.

	2006 Number of whom men		2005 Number of whom men
Other employees
Parent Company	28	12	20	5
Subsidiaries	1,284	837	1,229	772
TOTAL GROUP	1,312	849	1,249	777

REMUNERATION TO THE BOARD OF DIRECTORS AND THE EXECUTIVE MANAGEMENT TEAM

EXPENSED REMUNERATION

Board fees have not been paid to Board members who are employees of the Group. In addition to the Board fees below, Board fees totaling SEK 7 m (5) were paid during the year to subsidiary Board members. These fees have only been paid to persons who are not employees of the Group.

(SEK)		Board fees	Fixed salary	Variable salary	Pension	Benefits		TOTAL
Olof Stenhammar	2006	800,000	—	—	—	543		800,543
	2005	750,000	—	—	—	9,197,314	1)	9,947,314
Magnus Böcker	2006	—	4,646,117	1,665,000	1,007,400	1,969,353	3)	9,287,870
	2005	—	4,636,230	1,498,000	1,007,400	95,190		7,236,820
Executive Management, others 2)	2006	—	12,260,008	4,955,000	2,459,845	128,787		19,803,640
	2005	—	13,908,558	3,888,040	2,453,046	636,117		20,885,761
Adine Grate Axén	2006	400,000	—	—	—	—		400,000
	2005	300,000	—	—	—	—		300,000
Urban Bäckström	2006	325,000	—	—	—	—		325,000
	2005	250,000	—	—	—	—		250,000
Bengt Halse	2006	300,000	—	—	—	—		300,000
	2005	250,000	—	—	—	—		250,000
Birgitta Klasen	2006	250,000	—	—	—	—		250,000
	2005	200,000	—	—	—	—		200,000
Tarmo Korpela	2006	250,000	—	—	—	—		250,000
	2005	200,000	—	—	—	—		200,000
Henrik Normann	2006	—	—	—	—	—		—
	2005	33,333	—	—	—	—		33,333
Markku Pohjola	2006	250,000	—	—	—	—		250,000
	2005	250,000	—	—	—	—		250,000
Timo Ihamuotila	2006	—	—	—	—	—		—
	2005	166,667	—	—	—	—		166,667
Mikael Lilius	2006	—	—	—	—	—		—
	2005	166,667	—	—	—	—		166,667
Hans Munk Nielsen	2006	325,000	—	—	—	—		325,000
	2005	133,333	—	—	—	—		133,333
TOTAL	2006	2,900,000	16,906,125	6,620,000	3,467,245	2,098,683		31,992,053

TOTAL	2005	2,700,000	18,544,788	5,386,040	3,460,446	9,928,621		40,019,895

1)

Includes remuneration to one of Olof Stenhammar’s majority-owned companies comprising a fixed salary as well as a profit-related payment based on a license agreement. The profit-related portion represents 1 percent of OMX’s income after financial items. Remuneration for 2005 amounts to SEK 9,172,298. The amounts are paid out quarterly in arrears. The agreement, which was signed and stems from the founding of OM in 1985, has been terminated and expired on December 31, 2005.

2)	The other members of the Executive Management Team for 2006 includes: Jukka Ruuska, Kristina Schauman. Bo Svefors, Hans-Ole Jochumsen and Markus Gerdien.

3)	Refers primarily to the divestment of 37,000 employee stock options.

FINANCIAL INSTRUMENTS

	Employee stock options 1)			Share Match Program 2)
(Quantity)	2002	2001	2000
Magnus Böcker	0	76,000	150,000	4,615
Executive Management, others 3)	0	0	0	10,023
TOTAL	0	76,000	150,000	14,638

1)	For employee stock options, no consideration has been paid by employees who received options. For the theoretical value of the options at the time of issue, refer to the table below.

2)	Refers to the Share Match Program 2006.

3)	Refers to persons included in the Executive Management Team at December 31, 2006.

INFORMATION ON EACH YEAR’S EMPLOYEE STOCK OPTION PROGRAM

	2002	2001	2000
Strike price, SEK	71	175	400
Redemption of shares with effect from	July 2, 2003	June 15, 2002	May 25, 2001
Expiry date	July 2, 2009	June 15, 2008	June 28, 2007
Number of allotted options	733,000	1,100,000	1,400,000
Opening balance	356,000	513,000	666,000
Exercised options	155,000	—	—
Expired and obsolete	6,000	164,000	212,000
Closing balance	195,000	349,000	454,000
Of which fully vested (guaranteed) (guaranteed) Dec 31, 2006	195,000	349,000	454,000
Theoretical value, SEK m1)	11	4	0
Theoretical value per option at issue1), SEK	15	38	90
Theoretical value per option, SEK, as at Dec 31, 2006	59	11	0
Theoretical dilution2), %	0.2	0.3	0.4
Weighted average share price for redeemed employee stock options during the year	131.66

1)

The theoretical value of allotted options is fixed through an established options valuation model (Black & Scholes) at the time they are allotted. As at December 31, 2006, a volatility of 40 percent has been utilized.

2)

Theoretical dilution refers to the maximum number of shares that could be issued were it decided, on execution of redemption, to allot shares through a new share issue. However, to limit such dilution, hedging has been arranged through a “share swap,” meaning that no such dilution will occur.

OPENING AMOUNT OF NON-REDEEMED PORTION OF THE EMPLOYEE STOCK OPTIONS PROGRAM IN THE INCOME STATEMENT

(SEK m)	2006	2005
Income statement
Social security expenses attributable to personnel expenses	1	-1
Interest attributable to agreements on synthetic share buy-back	-2	-2
Change in value, employee stock options	3	-6
Change in value, share swap	15	35

Balance sheet
Liability pertaining to employee stock options program	15	19
Liability, social security expenses, employee stock options program	4	5
Receivable pertaining to share swap1)	1	68

1)	The opening balance for 2005, recalculated in accordance with IAS 39, amounted to SEK 33 m.

In accordance with IFRS 2, the expenses for the stock options program are reported on an ongoing basis as personnel expenses in the income statement.

In order to limit costs for the programs (including social security contributions) if the share price were to increase, limit dilution and ensure that shares can be provided when redemption is requested, an agreement has previously been made with an external party regarding the provision of OMX shares if redemption were to be requested, known as a share swap. The agreement is valid until June 30, 2009 and corresponds to approximately 400,000 shares at an agreed price of SEK 126 per share. The buy-back agreement covers the portion of outstanding employee stock options that are currently deemed to be exercised. In the case that it is deemed probable that a number of employee stock options will be exercised over time, the number of shares in the agreement with the third-party will be amended. OMX continuously pays interest compensation to the counter-party in exchange for the counter-party undertaking to provide the shares. OMX receives the share dividend paid during the term of the agreement. Changes in the share price of OMX’s shares affect the value of the share swap and the result is reported against personnel expenses in the income statement. The share swap had a positive impact of SEK 15 m on personnel expenses for 2006.

SHARE MATCH PROGRAM 2006

Start date	April 6, 2006
Matching date	April 30, 2009
Number of invested shares	26,855
Maximum number of matching shares	134,275
Estimated number of matching shares	57,000
Total estimated expense, SEK m	12
Expenses for the year, SEK m	3

Participants in the Share Match Program 2006 invest in OMX shares and, depending on whether OMX achieves performance targets related to earnings per share and how OMX’s shares perform in comparison to its competitors, participants may obtain a maximum of five matching shares per invested OMX share after three years. The number of shares that the participant may buy in the program is limited.

In order to limit expenses for the program in the event of an increase in the share price and to ensure that shares can be provided when shares are matched in the Share Match Program, OMX has signed a share-swap agreement amounting to approximately 57,000 shares at a predetermined price of SEK 146 per share. The share swap covers the portion of shares that are expected to be allotted at the end of the program. The share swap is reported as an equity instrument in accordance with IAS 32. OMX has also signed a share-swap agreement amounting to 18,000 shares at a predetermined price of SEK 123.50 to limit the expenses for the social security contributions arising in conjunction with the Share Match Program. Changes in the price of OMX’s shares affect the value of the share swap. These changes in fair value are reported in the income statement. OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares. Interest expenses are based on a STIBOR of 90 days.

WARRANTS ISSUED TO EMPLOYEES

Subscription date	Nov 20, 2003
Subscription price, SEK	138.5
Number of shares upon full subscription	1,150,000
Dilution upon full subscription, %	1.0
Subscribed as at September 30, 2006	286,000
Premium, SEK	7.80
New subscription of shares with effect from	July 1, 2006
Maturity date	Sept 30, 2006

The warrants expired on September 30, 2006. Of the total number of 286,000 subscribed warrants, 98,600 warrants were utilized. Each warrant entitles the holder to one share and 98,600 new shares were issued.

AVERAGE NUMBER OF EMPLOYEES

	2006		2005
	Number of employees	of whom men	Number of employees	of whom men
Parent Company	33	17	31	13

Subsidiaries
Sweden	821	555	896	590
Australia	66	54	37	29
Denmark	90	55	83	54
Estonia	38	10	33	10
Finland	107	58	164	92
Hong Kong	5	2	4	3
Iceland	29	23	—	—
Italy	2	2	3	3
Canada	16	11	—	—
Latvia	25	9	24	10
Lithuania	19	7	18	9
Norway	9	9	11	10
Singapore	5	5	3	3
UK	17	13	17	11
USA	42	35	46	37
Total subsidiaries	1,291	848	1,339	861
TOTAL GROUP	1,324	865	1,370	874

SALARIES AND REMUNERATION

SALARIES, OTHER REMUNERATION AND SOCIAL SECURITY EXPENSES

	2006			2005
(SEK m)	Salaries and other remuneration	Social security expenses (of which pension expenses)		Salaries and other remuneration	Social security expenses (of which pension expenses)
Parent Company	34	19	(6)	37	16	(6)
Subsidiaries	797	268	(99)	755	265	(98)
TOTAL GROUP	831	287	(105)	792	281	(104)

SALARIES AND OTHER REMUNERATION DISTRIBUTED PER COUNTRY AND BETWEEN BOARD MEMBERS AND EMPLOYEES

	2006			2005
(SEK m)	Board of Directors and CEO (of which variable remuneration and similar)		Other employees	Board of Directors and CEO (of which variable remuneration and similar)		Other employees
Parent Company	9	(2)	25	9	(1)	27

Subsidiaries
Sweden	9	(3)	455	9	(2)	476
Australia	4	(0)	38	1	(0)	23
Canada	-	(-)	9	-	(-)	—
Denmark	4	(1)	57	4	(1)	55
Iceland	1	(-)	19	-	(-)	—
Hong Kong	2	(0)	3	2	(-)	3
Singapore	1	(0)	4	1	(-)	2
Italy	2	(1)	1	1	(0)	1
Norway	-	(-)	6	1	(-)	8
UK	3	(0)	72	5	(0)	30
USA	-	(-)	43	-	(-)	45
Finland	4	(0)	47	4	(1)	72
Estonia	1	(0)	5	1	(0)	5
Latvia	2	(-)	2	1	(0)	3
Lithuania	0	(0)	3	0	(0)	3
Total subsidiaries	33	(5)	764	30	(4)	726
TOTAL GROUP	42	(7)	789	39	(5)	753

PENSIONS

OMX’s defined-contribution pension obligations are mainly accounted for at the cost (premium/contribution) incurred during the fiscal year for securing employee pension benefits. In these cases, there is no need to perform an actuarial valuation of the pension plan and the Group’s earnings are charged for expenses in pace with the benefits being earned.

INFORMATION ABOUT RELATED PARTIES

During 2005, one of Board Chairman Olof Stenhammar’s majority-owned subsidiaries received remuneration based on a license agreement related to the formation of OM in 1985. The payment comprises a fixed and a profit-related amount. The profit-related amount is 1 percent of OMX’s profit after financial items. The remuneration for 2005 amounts to SEK 9.2 m. The agreement has been terminated and expired on December 31, 2005.

NOTE 8. TRANSACTIONS WITH RELATED PARTIES

“Related parties” refers to companies and individuals on whom OMX is in a position to exercise significant, though not controlling, influence. When transactions with associated companies reported in accordance with the equity method are not eliminated in the consolidated financial statements, separate information is shown in the table below to disclose those transactions that took place between OMX and these companies. Information relating to transactions with individuals in close proximity (Board of Directors and senior executives) is set out in Note 7.

TRANSACTIONS WITH RELATED PARTIES, GROUP, 2006

(SEK m)	Sales	Purchases	Receivables		Liabilities
Associated companies
EDX London Ltd	36	—	7	1)	—
VPC AB	19	1	—		—
Näringslivskredit, NLK AB	—	13	—		—
Orc Software AB	—	10	—		—

1)	Of which SEK 6 m is a long-term receivable.

Sales and purchases from related parties occur at market prices.

NOTE 9. FINANCIAL ITEMS

	GROUP
(SEK m)	2006	2005
FINANCIAL REVENUE
Interest revenue	41	34
Interest revenue, Group companies	—	—
Dividends	—	—
Other investments including derivatives	5	16
Exchange-rate differences
On derivatives intended for protection of shareholders’ equity in subsidiaries	—	—
On other loans and derivatives	2	—
Total financial revenue	48	50
FINANCIAL EXPENSES
Interest expenses	-85	-74
Other investments including derivatives
Net loss attributable to divestment of financial assets available for sale	-11	-1
Exchange-rate differences
On other loans and derivatives	—	-11
Refinancing of subsidiaries		—
Impairment loss on shares in subsidiaries	—	—
Other1)	-5	-28
Total financial expenses	-101	-114
TOTAL FINANCIAL ITEMS	-53	-64

1)	For 2005, this item included impairment of external receivables of SEK 11 m and accrued interest for the repayment of VAT in the negative amount of SEK 3.5 m.

NOTE 10. ASSOCIATED COMPANIES

SHARES IN ASSOCIATED COMPANIES CONSOLIDATED IN ACCORDANCE WITH THE EQUITY METHOD

	GROUP
(SEK m)	2006	2005
Reported value at beginning of year	623	633
Acquisition of associated companies and capital contribution	—	67
Sale of associated companies	-459	0
Share in earnings of associated companies1)	46	15
Dividends and Group contributions received from associated companies	-34	-15
Translation differences	-3	4
Other changes in associated companies’ equity	13	-81
Reported value at year-end	186	623

1)	Share in earnings of associated companies includes VPC AB in the amount of SEK 24 m in 2006.

The consolidated value of owned shares in income, earnings, assets and liabilities are specified below.

The market value of the holding in Orc Software (4.5 million shares) was SEK 524 m (398) as per December 31, 2006. The book value was SEK 76 m (62). Other holdings are not listed. For these amounts the fair value is deemed to be the same as book value.

At the beginning of October, OMX announced that it had sold its entire holding of 443,700 shares in VPC AB for a total of 575 m. The gain of SEK 83 m from this transaction was reported as other revenue.

(SEK m)	Country	Revenue	Income/loss	Assets	Liabilities	Shareh. equity	Ownership in %
Associated companies, 2006
Central Securities Depositories of Lithuania	Lithuania	5	2	11	0	11	40
EDX London Ltd	UK	26	3	31	6	25	24
Näringslivskredit NLK AB	Sweden	1	1	99	27	72	48	2)
ORC Software AB	Sweden	123	16	140	64	76	30

Associated companies, 2005
Central Securities Depositories of Lithuania	Lithuania	5	2	13	1	12	40
EDX London Ltd	UK	55	-23	28	6	22	24
VPC AB	Sweden	137	32	293	53	240	20
Näringslivskredit NLK AB	Sweden	3	0	140	69	71	48	2)
ORC Software AB	Sweden	86	4	100	40	60	31

2)	Share of equity amounts to 90 percent

None of the above participations in associated companies are owned by the Parent Company. At December 31, 2006, participations in associated companies included goodwill amounting to SEK 2 m (217).

NOTE 11. TAXES

Both current and deferred income tax are reported for Swedish and foreign Group entities under “Taxes” in the income statement. Companies in the Group are liable to pay tax in accordance with relevant taxation legislation in the respective countries. The corporate tax rate was calculated on nominal reported income adding non-deductible items and deducting non-taxable revenue. Assessments and assumptions have been made when calculating the amounts and percentages presented in this Note. All assessments and assumptions involve a certain degree of uncertainty.

DISTRIBUTION OF INCOME BEFORE TAX

	GROUP
(SEK m)	2006	2005
Sweden	334	381
Other countries	771	450
Share in earnings of associated companies	46	15
TOTAL	1,151	846

The “Distribution of tax for the year” table reports how tax is specified between Sweden and other countries and the division of current and deferred taxes. The positive earnings in the Swedish portion of the operations led to a dissolution of tax loss carryforwards equivalent to tax assets. The Group’s operations in other countries resulted in mostly current tax and, to a lesser extent, utilized loss carryforwards.

DISTRIBUTION OF TAX FOR THE YEAR

	GROUP
(SEK m)	2006	2005
Current tax
Sweden	-3	-79
Other countries	-112	-40
Total	-115	-119

Deferred tax
Sweden	-97	-109
Other countries	-28	-75
Total	-125	-184
TOTAL	-240	-303
Tax rate, %	21	36

The Group’s positive deviation from the nominal Swedish tax rate of 28 percent is primarily due to tax-exempt capital gains arising from the sale of shares in VPC AB and NOS AS, and other tax-exempt revenue. The fact that the Group conducts operations in several countries with a lower tax rate than Sweden also has a positive impact on the tax rate. The fact that operations are conducted in countries with lower tax rates than the nominal Swedish tax rate and that the company receives tax-exempt revenues will continue to entail that the Group’s tax rate will amount to approximately 25 percent.

RECONCILIATION OF EFFECTIVE TAX

	GROUP
(%)	2006	2005
Swedish income tax rate	28	28
Difference between different countries’ tax rates	-1	-1
Deficit for which tax loss carryforwards have not been observed	1	2
Utilization of previously non-capitalized deficits	—	-1
Capital gains	-4
Tax-exempt revenues	-5	-1
Non-deductible expenses	1
Earnings from associated companies	-1	0
Adjustments for previous year	—	9
Other	2	0
EFFECTIVE TAX RATE	21	36

Of the Group’s total tax loss carryforwards, which is approximately SEK 897 m, only SEK 433 m is considered in the calculation of deferred tax. The tax loss carryforwards that are considered in the calculation of deferred tax are reported to the extent that it is probable that it will be utilized against future taxable surplus. It is not deemed possible for those tax loss carryforwards not considered in the calculation to be utilized against in the foreseeable future since these loss carryforwards are attributable to countries in which the Group has limited revenues.

DISTRIBUTION OF ACCUMULATED TAX LOSS CARRYFORWARDS

	GROUP
(SEK m)	2006	2005
Sweden	369	699
Other countries	528	617
TOTAL	897	1,316

TOTAL TAX LOSS CARRYFORWARDS THAT CORRESPOND TO TAX ASSETS

	GROUP
(SEK m)	2006	2005
Sweden	369	699
Other countries	64	108
TOTAL	433	807

The Group’s deferred tax assets attributable to Sweden are deemed to be consumed within the forthcoming two years. The largest portion of foreign loss carryforwards that correspond to tax assets should be utilized within the same time period. Deferred tax assets referring to restructuring will be utilized at the same rate as the utilization of restructuring provisions and other provisions.

DEFERRED TAX ASSETS AND TAX LIABILITIES

	GROUP
(SEK m)	2006	2005
Deferred tax assets
Loss carryforwards	115	217
Provisions for restructuring measures	10	20
Total deferred tax assets	125	237

Deferred tax liabilities
Untaxed reserves	-39	-26
Total deferred tax liabilities	-39	-26

DEFERRED TAX ASSETS, NET	86	211

Losses in Swedish companies can be utilized for an unlimited amount of time. For foreign subsidiaries, the useful life of the loss is limited in certain cases. The minimum time period within which foreign losses can be utilized is 16 years. Of the losses that can be utilized for a limited amount of time (2019-2024), SEK 28 m are tax loss carryforwards that correspond to tax assets.

UTILIZATION OF TOTAL LOSSES AT YEAR-END

	GROUP
(SEK m)	2006	2005
Last utilization year
2019-2024	128	147
Unlimited	769	1,169
TOTAL	897	1,316

UNTAXED RESERVES

Stockholmsbörsen AB signed a credit insurance related to clearing participants’ default. The insurance is intended to cover losses arising in clearing operations and which normally are covered solely by the company’s shareholders’ equity. The insurance has been signed by OMX’s wholly owned insurance company OMX Capital Insurance AG in Switzerland, which for part of the risk has secured reinsurance from Radian Asset Assurance Inc. in the US. OMX Capital Insurance AG has reserved funds in an insurance provision. At the Group level, the provision is distributed between unrestricted funds and deferred tax.

TAX ITEM REPORTED DIRECTLY AGAINST SHAREHOLDERS’ EQUITY

	GROUP
(SEK m)	2006	2005
Deferred tax attributable to changed accounting principles	—	10
Deferred tax attributable to revaluation of financial instruments	7	8
Current tax in Group contribution received	—	—
TOTAL	7	18

ONGOING TAX DISPUTES

OMX’s associated company, NLK, is party to a tax case concerning the possibility of loss carryforwards for which an appeal has been lodged with the Swedish Supreme Administrative Court. Since NLK has paid the tax expenses, the dispute will not have any further negative impact on the Group.

The Stockholmsbörsen AB subsidiary received a ruling from the Swedish Tax Board in 2004 pursuant to which the company will be subject to a value added tax surcharge for the support and facility management services it purchases from other companies in the Group. Stockholmsbörsen AB does not share the Swedish Tax Board’s assessment and will appeal against the ruling. Should the Swedish Tax Board’s opinion ultimately be upheld, this would give rise to a cost for the Group of SEK 90-110 m based on the situation on December 31, 2006 and increase ongoing expenses by SEK 2 m per month.

Other ongoing current disputes, either individually or collectively, are not considered to pose any material threat to the Group’s business operations, its financial position or its earnings.

NOTE 12. OPERATIONAL LEASING

GROUP

The Group has no financial leasing commitments. Set out below are the operational leasing commitments of the Group.

LEASING FEES FOR THE PERIOD

(SEK m)	2006	2005
Equipment	2	1
Computer operations	57	76
Premises	190	209
TOTAL	249	286

CONTRACTED LEASING FEES

(SEK m)	2007	2008	2009	2010	2011	2012-17
Equipment1)	18	2	2	—	—	—
Computer operations	18	15	7	—	—	—
Premises	175	165	168	170	167	890
of which, premises sublet	25	25	25	22	22	71
of which, provisions made	24	17	12	6	5	15
TOTAL	211	182	177	170	167	890

1)	Of which SEK 16 m contracted for 2007 relates to leasing of computer equipment from the associated company, Näringslivskredit, NLK AB.

NOTE 13. INTANGIBLE ASSETS

GROUP, (SEK m)	Goodwill	Capitalized expenditure for development		Other intangible assets
Acquisition cost brought forward Jan 1, 2005	1,950	879		199
Assets acquired through acquisitions	917	—		350
Assets acquired during the year	—	200		96
Reclassifications	—	-20		—
Exchange-rate differences	93	—		-5
Acquisition cost carried forward, Dec 31, 2005	2,960	1,059		640
Amortization brought forward, Jan 1, 2005	—	383		67
Amortization for the year	—	73		43
Amortization carried forward, Dec 31, 2005	—	456		110
Impairment brought forward, Jan 1, 2005	3	185		5
Impairment for the year	2	9		2
Impairment carried forward, Dec 31, 2005	5	194		7
BOOK VALUE, DEC 31, 2005	2,955	409		523
Of which assets held for sale	31	—		25

Acquisition cost brought forward, Jan 1, 2006	2,960	1,059		640
Assets acquired through acquisitions	335	—		244
Assets acquired during the year	—	185		26
Reclassifications	—	—		18
Exchange-rate differences	-120	—		-10
Acquisition cost carried forward, Dec 31, 2006	3,175	1,244		918
Amortization brought forward, Jan 1, 2006	—	456		110
Amortization for the year	—	51		78
Amortization carried forward, Dec 31, 2006	—	507		188
Impairment brought forward, Jan 1,2006	5	194		7
Impairment for the year	—	21	1)	4
Impairment carried forward, Dec 31, 2006	5	215		11
BOOK VALUE, DEC 31, 2006	3,170	522		719
Of which assets held for sale	30	—		32

1)	Of which SEK 20 m relates to the impairment of intangible assets that took place in conjunction with the sale of shares in VPC AB.

TOTAL INTANGIBLE ASSETS, USEFUL LIFE

(SEK m)	Acquisition cost	Book value
Development in progress	294	269
3 years	22	4
5 years	1,019	313
10 years	390	250
20 years	435	405
TOTAL	2,160	1,241
(out of which assets held for sale	30	30)

The useful life for intangible assets found in the Parent Company is five years.

Development in progress relates to various components in the marketplace system. Their values are reviewed continuously and amortization is initiated when the respective part has been completed. Of the book value per December 31, 2006, SEK 32 m refers to the Banks & Brokers operation which is being discontinued.

Assets with a useful life of 10 years mainly consist of the product EXIGO CSD, which is a central system in OMX’s systems platform.

Assets with a useful life of 20 years comprise surplus values in customer contracts attributable to the acquisition of CSE and EV.

The review of the value of all intangible assets takes place on an ongoing basis throughout the year by using a risk-adjusted discounted cash flow. This review is based on assumptions and assessments, which entail a certain degree of uncertainty. OMX’s WACC has been utilized as the discount factor, which is 10 percent for the Technology operations and 9 percent for the Exchange operations. The lifetime is assumed to be the same as the amortization period.

During 2006, impairment of SEK 21 m was recognized since it was not possible to justify the book value of these assets with the value of the future cash flow and that the book value exceeded fair value. The cost has been booked as an impairment in the income statement.

CAPITALIZED EXPENDITURE FOR RESEARCH AND DEVELOPMENT

This item relates to OMX’s systems solutions. The major components are the new development of OMX’s platform for future systems solutions – GENIUM, a new system for settlement, registration and custody of securities – EXIGO CSD, the next generation of CLICK™ – CLICK XT, a systems solution for banks and brokerage firms – STP, and a systems platform for energy trading – CONDICO™.

OTHER INTANGIBLE ASSETS

	GROUP
(SEK m)	2006	2005
Software	120	119
Licenses	1	2
Surpluses in acquired customer contracts	405	285
Other	161	92
TOTAL	687	498

GOODWILL

Goodwill is divided between the Group’s cash-generating units, primarily within the Nordic Marketplaces business area:

(SEK m)	2006	2005
Nordic Marketplaces
Stockholm Stock Exchange	590	590
Helsinki Stock Exchange	1,304	1,362
Copenhagen Stock Exchange	876	924
Iceland Stock Exchange	130	—
Total Nordic Marketplaces	2,900	2,876
Information Services & New Markets
Other exchanges	14	15
Market Technology
Computer share	180	—
Other	76	64
Total Market Technology	256	64
TOTAL	3,170	2,955
out of which assets held for sale	30	30

An impairment test of goodwill was performed at the end of 2006. It is necessary to make a number of assessments and assumptions that entail a certain degree of uncertainty for this test.

The value in use of goodwill attributable to exchange operations was calculated based on the discounted eternal cash flow with a growth rate of 0 percent and a discount rate of 9 percent which corresponds to the company’s WACC for the Exchange operations.

The eternal useful life was applied against the background of the company’s long history of a stable and strong cash flow. The acquisitions are of great strategic importance to OMX. A larger market and increased liquidity were achieved through these acquisitions. Cost-efficiency, and thereby competitiveness are increased by integrating the technical infrastructure. OMX’s technology operations also benefit from the large home market that was created. A growth rate of 0 percent based on expected outcome for 2006 was applied by way of precaution due to the difficulty in assessing the market of the exchange operations. The value in use was calculated at a discount rate (WACC) of 10 percent corresponding to the company’s average cost of capital for the Technology operations. No impairment requirements were identified.

A sensitivity analysis in which the discount rate was increased by 10 percent and the cash flow was decreased by 10 percent did not give rise to any further impairment requirements.

NOTE 14. TANGIBLE FIXED ASSETS

	GROUP
(SEK m)	2006	2005
Equipment
Acquisition cost brought forward	1,091	1,111
Assets acquired through acquisitions	1	10
Acquisitions for the year	77	85
Disposals	-36	-144
Sales	-23	-6
Exchange-rate differences	-22	35
Acquisition cost carried forward	1,088	1,091
Depreciation brought forward	711	727
Depreciation for the year	87	97
Disposals	-28	-137
Sales	-15	-2
Exchange-rate differences	-18	26
Depreciation carried forward	737	711
Impairment brought forward	18	18
Impairment for the year	4	—
Impairment carried forward	22	18
BOOK VALUE	329	362
Of which assets held for sale	8	7

The useful life for computers amounts to three years, for reconstructions to ten years and for other equipment to five years.

NOTE 15. OTHER INVESTMENTS HELD AS FIXED ASSETS

GROUP

(SEK m)	2006	2005
Financial assets valued at fair value via the income statement
Shares and participations	—	4
Financial assets available for sale
Shares and participations	363	52
TOTAL	363	56

(SEK m)	2006	2005
Acquisition cost brought forward	56	50
Acquisitions during the year	363	4
Divestments during the year	-56	-15
Revaluation of shareholders’ equity	—	20
Reclassification	—	-3
ACQUISITION COST CARRIED FORWARD	363	56

NOTE 16. OTHER LONG-TERM RECEIVABLES

GROUP

	2006		2005
(SEK m)	Reported value	Fair value	Reported value	Fair value
Other deposits	17	17	53	53
Long-term project receivables	—	—	—	—
Hedge employee stock options	—	—	68	68
Other long-term receivables	23	23	42	42
TOTAL	40	40	163	163

NOTE 17. MARKET VALUE, OUTSTANDING DERIVATIVE POSITIONS

Through its clearing operations in the derivative markets, Nordic Marketplaces is the formal counterparty in all derivative positions traded via the exchanges. However, the exchanges do not utilize the derivatives for purpose of conducting their own trading, instead these derivatives are to be seen as a method of documenting the counterparty guarantees established in the clearing operations. Counterparty risks are measured by models that have been agreed upon with the financial supervisory authority in the respective countries. The risk situation associated with the divestment of positions remains unchanged compared with prior years. Collateral for the divestment of outstanding derivative instruments is provided as previously. According to IAS 39/32, the market value of the above-mentioned derivative positions is reported in the balance sheet.

Receivables and liabilities attributable to outstanding derivative positions have been netted to the extent that such a legal offset right exists and, at the same time, that it is OMX’s intention to settle these items. The market value as per December 31, 2006 was SEK 4,401 m, which almost exclusively refers to the Stockholm Stock Exchange’s derivative positions.

NOTE 18. ACCOUNTS RECEIVABLE — TRADE

	GROUP
(SEK m)	2006	2005
Accounts receivable	426	372
Less doubtful receivables	-1	-5
TOTAL	425	367

NOTE 19. OTHER RECEIVABLES

	GROUP
(SEK m)	2006	2005
Current account assets	748	556
Other non interest-bearing receivables	139	126
Other interest bearing receivables	1	2
TOTAL	888	684

NOTE 20. PREPAID EXPENSES AND ACCRUED INCOME

	GROUP
(SEK m)	2006	2005
Premises, rent	34	43
Systems sales, facility management1)	216	304
Information sales	97	59
Transaction revenue	25	109
Insurance	14	12
Unrealized exchange-rate gains	23	39
Other	9	21
TOTAL	418	587

1)	The item includes project revenue reported in accordance with the percentage-of-completion principle.

NOTE 21. FINANCIAL ASSETS AVAILABLE FOR SALE

	GROUP
(SEK m)	2006	2005
Government securities	519	724
Bank and financial institutions	—	—
TOTAL	519	724

The fair values of the above items correspond to the reported values.

NOTE 22. SHAREHOLDERS’ EQUITY

A new share issue took place in October in conjunction with the expiry of the employee warrants program, entailing that the number of shares increased by 98,600 to 118,572,907. In November, a new share issue took place in conjunction with the acquisition of Eignarhaldsfelagid Verdbrefathing, entailing that the number of shares increased by 2,067,560 to 120,640,467, with a ratio value of SEK 2 with one vote per share. Consolidated shareholders’ equity amounted to SEK 38 (40) per share.

ASSOCIATED COMPANIES

Income that is not paid out as a dividend in associated companies is recorded in the Group’s shareholders’ equity among profit/loss brought forward. The application of the equity method of accounting for associated companies means that the value of shareholders’ equity in the Group is reported at SEK 76 m (64) higher than if the acquisition cost method had been used.

SHAREHOLDERS’ EQUITY, GROUP

(SEK m)	2006	2005
Share capital	241	237
Other contributed funds	3,536	3,271
Other reserves
Fair value reserve	—	12
Hedging reserve	-18	—
Translation reserve	-85	88
Profit/loss bought forward	16	584
Net income for the year	907	543
Minority interests	17	14
TOTAL SHAREHOLDERS’ EQUITY	4,614	4,749

OTHER RESERVES, GROUP

(SEK m)	Fair value reserve	Hedging reserve	Translation reserve	Total
Opening balance, 2005	—	—	-37	-37
Revaluation of shares available for sale	12	—	—	12
Translation differences	—	—	125	125
Closing balance 2005	12	—	88	100
Cash-flow hedging
Gain/loss to shareholders’ equity	—	-9	—	-9
Transferred to income statement	—	-9	—	-9
Exchange-rate differences
Hedging of equity	—	—	25	25
Translation differences	—	—	-198	-198
Financial assets available for sale
Transferred to income statement	-12	—	—	-12
Closing balance 2006	—	-18	-85	-103

Items are reported net after tax.

FAIR VALUE RESERVE

The fair value reserve includes the accumulated net change in fair value of financial assets available for sale until the asset is eliminated from the balance sheet.

HEDGING RESERVE

The hedging reserve includes the change in value of cash-flow hedges. The change in value is re-entered in the income statement in line with the hedged cash flow impacting the income statement.

TRANSLATION RESERVE

The translation reserve includes all exchange-rate differences arising in conjunction with the translation of financial statements from foreign operations that have prepared their financial statements in a currency other than the currency in which the consolidated financial statements are presented. The Parent Company and Group present their financial statements in Swedish kronor (SEK). The translation reserve also comprises exchange-rate differences arising in conjunction with the translation of liabilities reported as hedging instruments of a net investment in a foreign operation.

NOTE 23. LONG-TERM LIABILITIES

This Note contains information on the Group’s long-term liabilities. For information regarding dates of maturity for the long-term liabilities, refer to Note 27 and for information regarding the Group’s exposure to interest rate risks of exchange-rate fluctuations, refer to section entitled Risk Management on page 13.

For information regarding the reporting of employee stock options, refer to the section entitled Accounting principles.

Division of long-term liabilities.

	GROUP
(SEK m)	2006	2005
Interest-bearing long-term liabilities
Bond loans (interest-bearing)	1,360	1,409
Other long-term liabilities
Liabilities, employee stock options	15	18
Liabilities Computershare	97	—
Rent deposit	9	—
Other long-term liabilities	2	1
TOTAL	1,483	1,428

NOTE 24. PROVISIONS

RESTRUCTURING RESERVE

	GROUP
(SEK m)	2006	2005
Opening balance	—	26
Provisions made during the period	—	—
Utilized reserves	—	-26
TOTAL	—	—

Refers to savings program in 2003. All remaining reserves were utilized in 2005.

OTHER PROVISIONS

	GROUP
(SEK m)	2006	2005
Opening balance	128	208
Reclassifications	—	27
Provisions made during the period	—	—
Utilized reserves	-44	-113
Exchange-rate effects	-5	6
TOTAL	79	128

The opening balance comprises the reserve of SEK 10 m for the integration of OM and HEX, and provisions for expenses for unutilized premises of SEK 118 m. The integration reserve was utilized during the year in the amount of SEK 10 m and has thereby been utilized in its entirety. The provision for premises was utilized in the amount of SEK 39 m including exchange-rate effects.

The provision for expenses for unutilized premises is based on management’s assumptions and assessments and is associated with a certain degree of uncertainty. These expenses refer primarily to OMX’s offices in London and New York. The provision was established in 2004 as a result of the reduction in personnel associated with the focus on cost-savings and efficiency-enhancement measures in the operations which OMX has worked with in recent years, and a decline in market conditions for the lease of premises, leading to certain areas being leased at a lower rent than OMX’s lease conditions. See Note 12 regarding the cash-flow dates. For leasing contracts invoicing sub-lets, a reserve has been established for known losses for five years in the future. The leasing contract will expire during the period 2009-2015.

RESTRICTED RESERVE, CSE

The total amount of provisions presented below also includes a reserve attributable to the operations in the Copenhagen Stock Exchange, CSE. This reserve may not be distributed and may only be used to cover losses in CSE in accordance with the Danish Security Trading Act. The reserve amounts to SEK 66 m as per December 31, 2006 and is classified in its entirety as long term.

TOTAL PROVISIONS

	GROUP
(SEK m)	2006	2005
Long-term portion	121	154
Short-term portion	24	41
TOTAL	145	195

NOTE 25. OTHER LIABILITIES

	GROUP
(SEK m)	2006	2005
Current account liabilities	650	613
Other non interest-bearing liabilities	148	88
Other interest-bearing liabilities	38	—
TOTAL	836	701

NOTE 26. ACCRUED EXPENSES AND DEFERRED INCOME

	GROUP
(SEK m)	2006	2005
Personnel expenses	187	182
Systems sales1)	8	11
Support revenue	26	—
Facility Management1)	15	12
Trading revenue	10	—
Issuers’ revenue2)	60	53
Commission revenue	22	—
Other deferred income	27	53
Unrealized exchange-rate losses	13	106
Accrued interest	30	—
Other	75	129
TOTAL	473	546

1)

Customer invoicing terms for projects are usually set within a contract and it is not uncommon that payments do not correspond to work carried out at a given time. Work that has been invoiced, but not yet carried out, is treated as a liability to the customer. During the period when the work to which the invoice relates is carried out, this liability is re-booked as revenue.

2)

Relates to listing fees paid by companies listed on the exchanges within OMX’s exchanges. These fees are paid quarterly in advance and are based on the average market capitalization of a company over the preceding 12-month period.

NOTE 27. DUE DATES FOR RECEIVABLES AND LIABILITIES

GROUP

(SEK m)	Within 12 months	Within 2-5 years	After 5 years	TOTAL
Other long-term receivables	—	29	11	40
Accounts receivable	425	—	—	425
Tax assets	6	—	—	6
Other receivables	888	—	—	888
Prepaid expenses and accrued income	397	20	1	418
Assets available for sale	70	—	—	70

Interest-bearing long-term liabilities	—	1,360	—	1,360
Other long-term liabilities	—	122	1	123
Provisions	24	40	81	145
Liabilities to credit institutions1)	398	—	—	398
Accounts payable	109	—	—	109
Tax liabilities	30	—	—	30
Other liabilities	836	—	—	836
Accrued expenses and deferred income	458	15	—	473
NET RECEIVABLE (+)/NET LIABILITY (-)	-69	-1,488	-70	-1,627

1)	Refers to the commercial paper program.

NOTE 28. OTHER INTEREST-BEARING AND NON INTEREST-BEARING RECEIVABLES AND LIABILITIES

This Note contains information on the classification between interest-bearing and non interest-bearing items in the balance sheet. For information regarding dates of maturity, fixed-interest periods and the average weighted interest of interest-bearing items, refer to section entitled Risk Management on page 13.

	GROUP
(SEK m)	Interest-bearing	Non interest-bearing	Total
Financial fixed assets	21	699	720
Current receivables	1	6,138	6,139
Financial assets available for sale	519	—	519
Cash equivalents	409	—	409
Long-term liabilities	1,361	258	1,619
Short-term liabilities	436	5,859	6,295
RECEIVABLES AND LIABILITIES, NET	-847	720	-127

NOTE 29. COLLATERAL RECEIVED BY OMX’S EXCHANGE OPERATIONS

Through its clearing operations, the Stockholm Stock Exchange is a counterparty in every options and futures contract and thereby guarantees the fulfillment of each contract. Customers, who through an options or futures contract, assume an obligation to the Stockholm Stock Exchange, must pledge collateral for the obligation according to special rules for this.

GROUP

(SEK m)	2006	2005
Stockholm Stock Exchange	15,458	11,533
TOTAL	15,458	11,533

NOTE 30. PLEDGED COLLATERAL

GROUP

(SEK m)	2006	2005
OMX Treasury AB	—	45	Lease deposit
OMX Technology Pty Ltd	3	2	Lease deposit
OMX Technology Ltd (Hong-Kong)	—	1	Lease deposit
HEX Securities Services Ltd OY1)	32	44	Liquidity guarantee
TOTAL	35	92

1)	Relates to pledged collateral for the right to act as the Swedish equivalent of the account-handling institution.

NOTE 31. CONTINGENT LIABILITIES

GROUP

(SEK m)	2006	2005
Guarantees issued for clearing operations (OMX AB)1)	3,020	1,414
Other guarantees (OMX AB)2)	174	69
Total	3,194	1,483

1)

Through its clearing operations, OMX AB’s exchange operations act as a counterparty in each transaction and thereby guarantees the fulfillment of each contract. OMX’s exchange operations are to pledge collateral for commitments with other clearing houses. The amount of these commitments is calculated on the gross exposure between the clearing houses. As collateral for these obligations, the operations have obtained bank guarantees, which are guaranteed by OMX AB through counterparty agreements.

2)

Primarily obligations for leasing contracts and in conjunction with the systems sales in Market Technology. In addition to the items above, there are general Parent Company guarantees for wholly owned subsidiaries of OMX AB.

OMX is party to a number of cases and disputes for which no provisions have been established since it is the opinion of management that all cases will be found in favor of OMX. There is naturally a certain degree of uncertainty associated with this opinion.

NOTE 32. EARNINGS PER SHARE

CHANGE IN NUMBER OF SHARES

After authorization was received at OMX’s Extraordinary General Meeting of shareholders on October 23, 2006, the company’s share capital was increased by SEK 4,135,120 by a new share issue of 2,067,560. The newly-issued shares were utilized as part payment for the acquisition of Eignarhaldsfelagid Verdbrefathing (the holding company for the Iceland Stock Exchange and central securities depository). A new share issue took place in October in conjunction with the expiry of the employee warrants program, entailing that the company’s share capital increased by SEK 197,200 and the number of shares increased by 98,600.

	2006	2005
Outstanding shares at beginning of the period	118,474,307	115,547,015
New share issue	2,166,160	2,927,292
Outstanding shares at the end of the period	120,640,467	118,474,307

EARNINGS PER SHARE BEFORE DILUTION

Earnings per share are based on net income/loss for the year attributable to the Parent Company’s owners:

	2006	2005
Net income/loss for the year, SEK m, attributable to the shareholders in OMX AB	907	538
Average number of shares outstanding	118,671,254	118,108,396
EARNINGS PER SHARE, SEK	7.64	4.56
Of which attributable to continuing operations	8.03	4.70
Of which attributable to discontinued operations	-0.39	-0.14

EARNINGS PER SHARE AFTER DILUTION

Earnings per share are based on net income/loss for the year attributable to the Parent Company’s owners:

	2006	2005
Net income/loss for the year, SEK m, attributable to the shareholders in OMX AB	907	538
Average number of shares after dilution and with full utilization of options1)	118,885,754	118,394,396
EARNINGS PER SHARE, SEK2)	7.64	4.56
1)	For information relating to OMX’s employee stock options (no dilution), see Note 7.
2)

Earnings per share after dilution corresponds to earnings per share before dilution since it has not been deemed probable that the warrants will be utilized due to the fact that the issue price was higher than the share price in 2005 and 2006.

NOTE 33. CASH FLOW

CASH EQUIVALENTS

The following sub-components are included in cash equivalents:

	GROUP
(SEK m)	2006	2005
Cash and bank balances	409	519
Financial assets available for sale	519	724
Total cash equivalents	928	1243
Financial assets available for sale with tenures of > 3 months	-519	-724
Total according to balance sheet	409	519

Financial assets available for sale are short-term investments that comprise discounting instruments, bonds and securities issued by the government, local authority, a Swedish limited liability company and a Swedish housing finance institution. All short-term investments entail an insignificant risk of fluctuations in value and can readily be converted to cash funds. However, only those investments with a maximum tenure of three months are included in the item “Cash equivalents” in the balance sheet and in the cash-flow statement. Other short-term investments are reported as “Cash flow from investing activities”.

Cash equivalents that were not available to the Group amounted to SEK 21 m at the end of the period. Blocked funds primarily refer to cash equivalents utilized as hedging in clearing activities. The Group’s total hedges in interest-bearing assets relating to clearing activities amount to approximately SEK 750 m, the majority of which are investments with tenures exceeding three months.

FINANCIAL ITEMS

The following financial items reported in the income statement affect the cash flow:

	GROUP
(SEK m)	2006	2005
Other interest income and similar profit/loss items
Dividends	—	—
Interest	48	34
Exchange-rate differences	0	—
Other	5	4
Total	53	38

Interest expense and similar profit/loss items
Interest	-99	-74
Interest, Group	—	—
Exchange-rate differences	—	-11
Other	-16	-9
Total	-115	-94
TOTAL	-62	-56

CASH FLOW FROM ACQUISITIONS AND DIVESTMENTS OF GROUP COMPANIES

Cash flow from acquisitions

During 2006, Eignarhaldsfelagid Verdbrefathing (EV) was acquired and in 2005 the Copenhagen Stock Exchange (CSE) was acquired. The cash flow from these acquisitions is described in the table below:

	GROUP
(SEK m)	2006	2005
Intangible assets	275	1,224
Tangible fixed assets	1	12
Financial fixed assets	8	21
Receivables	19	80
Cash equivalents	33	307
Long-term liabilities	—	—
Current liabilities	-22	-187
Minority interests	—	—
Total purchase price	314	1,457

Total purchase price paid	-314	-1,457
Less earlier holding in acquired company	—	18
Less payment with treasury shares	256	232
Purchase price paid	-58	-1,207
Cash equivalents in acquired Group company	33	307
CASH FLOW FROM ACQUISITIONS	-25	-900
Acquisition costs affecting cash flow in the forthcoming year	6	—
TOTAL CASH FLOW FROM ACQUISITIONS DURING THE FISCAL YEAR	-19	-900

Cash flow from divestments

During 2005, the operations within Banks & Brokers in Australia were divested. The cash flow from these divestments is described in the table below;

	GROUP
(SEK m)	2006	2005
Intangible assets	—	29
Tangible fixed assets	—	—
Receivables	—	—
Cash equivalents	—	—
Long-term liabilities	—	—
Current liabilities	—	—
Total purchase price	—	29
Capital gains/losses	—	—
Total of purchase price received	—	29
Less cash equivalents in divested companies	—	—
Restructuring reserve	—	—
Cash and cash equivalents in divested Group companies	—	—
CASH FLOW FROM DIVESTMENTS	—	29

ITEMS NOT AFFECTING CASH FLOW

Changes in the company’s asset structure related to acquisition are accounted for in the tables above “Cash flow from acquisitions” and “Cash flow from divestments.” Other transactions related to investment and financing operations that do not give rise to payments, despite the fact that they impact the company’s capital and asset structure, encompass depreciation/amortization and impairment, utilization of reserves, share in earnings of associated companies and capital gains/losses.

LIQUIDITY AND FINANCING

Interest-bearing net liabilities amounted to SEK 847 m (572) at the end of the reporting period. OMX’s interest-bearing financial assets totaled SEK 950 m (1,334), of which SEK 21 m (90) represented financial fixed assets.

Interest-bearing financial liabilities totaled SEK 1,797 m (1,906), of which SEK 1,360 m (1,400) was long-term.

Agreed credit facilities amounted to SEK 3,741 m (3,033), of which SEK 30 m (0) was utilized. Of the granted credit facilities, SEK 1,335 m (823) refers to clearing operations. Cash equivalents equaled SEK 409 m (915) and consisted of short-term investments and cash and bank balances. Investments with lifetimes shorter than three months are included in the item “Cash equivalents”, since these securities are exposed to an insignificant level of risk and can be readily turned into cash.

NOTE 34. INFORMATION REGARDING THE PARENT COMPANY

OMX AB (publ) is a limited liability company registered in Sweden, with its registered office in Stockholm. The Parent Company’s shares are listed on the stock exchanges in Stockholm, Helsinki, Copenhagen and Iceland. The address of the headquarters is: OMX AB, 105 78 Stockholm, Sweden.

The consolidated accounts for 2006 comprise the Parent Company and its subsidiaries, referred to collectively as the Group. The Group also includes shareholdings in associated companies.

NOTE 35. SIGNIFICANT EVENTS AFTER THE END OF THE REPORTING PERIOD

DISCONTINUING OPERATIONS

After the end of the reporting period, OMX signed an agreement with HCL Technologies, the global IT services provider, regarding an extended partnership which means that OMX no longer has any discontinuing operations in the Nordic region. The partnership means that HCL Technologies will assume responsibility for the development and maintenance of systems for securities management targeted to banks and brokers and that the remaining part of the Nordic operations will be moved to Information Services & New Markets business area, and will be included in the Broker Services unit. A number of employees’ work tasks will be within the Market Technology business area to replace consultants and minimize new recruitments. The transferred unit had sales of SEK 160 m and costs of SEK 195 m in 2006. The unit expects to report a profit in 2007. The changes will be implemented in OMX’s financial statements as per January 1, 2007.

SHARE MATCH PROGRAM 2007

On April 12, 2007, the Annual General Meeting of OMXAB approved the proposal of the OMX Board to continue and expand the share match program for senior executives for a second year. The program is targeted at approximately 95 senior executives and key individuals in OMX. The duration of the program is three years and requires employees to invest their own funds in OMX shares. Participants in the program invest in OMX shares and, provided that OMX achieves performance targets related to earnings per share and how the OMX’s shares perform in comparison to its competitors, after three years, participants may obtain a maximum of five matching shares per invested share. President and CEO Magnus Böcker may receive a maximum of eight matching shares per invested OMX share. The number of shares that the participant may buy in the program is limited.

Costs for OMX’s Share Match Program for 2007 involve administrative expenses, compensation costs and social security contributions which the Board expects to amount to approximately SEK 25 m over the period 2007-2009.

PROPOSAL FOR AUTHORIZATION ON REPURCHASE OF SHARES

After the reporting period, the OMX Board decided to propose to the 2007 Annual General Meeting that it authorize the Board to repurchase shares corresponding to a maximum of 10 percent of the number of shares outstanding. The repurchase could take place through trading on the stock exchange or a directed offering to shareholders. OMX does not currently own any treasury shares. This mandate shall apply until the 2008 Annual General Meeting. The purpose of the proposal is to be able to continuously adapt the capital structure to the company’s needs, and thereby increase value for shareholders and repurchase shares that could be used for the execution of OMX’s Share Match Program. The details of the proposal will be communicated when notice of the 2007 Annual General Meeting is made.